   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 31, 1998
                                                  REGISTRATION NO.  333-18397
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                           -----------------------

                           POST-EFFECTIVE AMENDMENT


                              NO. 5 ON FORM S-2

                                      TO

                                   FORM S-4

                            REGISTRATION STATEMENT

                                    UNDER

                          THE SECURITIES ACT OF 1933

                           -----------------------

    TRUSERV CORPORATION (PRIOR TO JULY 1, 1997 KNOWN AS COTTER & COMPANY)

            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                   DELAWARE
        (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)

                                     5072
           (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)

                                  36-2099896
                     (I.R.S. EMPLOYER IDENTIFICATION NO.)

                          8600 WEST BRYN MAWR AVENUE
                            CHICAGO, IL 60631-3505
                                (773) 695-5000
 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                  REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               DANIEL A. COTTER
                           CHIEF EXECUTIVE OFFICER
                             TRUSERV CORPORATION
                          8600 WEST BRYN MAWR AVENUE
                            CHICAGO, IL 60631-3505
                                (773) 695-5000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                            OF AGENT FOR SERVICE)

                                  COPIES TO:

                            DANIEL T. BURNS, ESQ.
                             TRUSERV CORPORATION
                          8600 WEST BRYN MAWR AVENUE
                            CHICAGO, IL 60631-3505
                                (773) 695-6601
                             (773) 695-5465 (fax)

                          WILLIAM K. BLOMQUIST, ESQ.
                               ARNSTEIN & LEHR
                            120 S. RIVERSIDE PLAZA
                                  SUITE 1200
                            CHICAGO, IL 60606-3913
                                (312) 876-7128
                             (312) 876-0288 (fax)


      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / X /


--------------------------------------------------------------------------------

                              TRUSERV CORPORATION

                             CROSS REFERENCE SHEET

                     PURSUANT TO ITEM 501 OF REGULATION S-K


         S-2 ITEM NUMBER AND HEADING                                      LOCATION IN PROSPECTUS
         ---------------------------                                      ----------------------
1.  Forepart of Registration Statement and Outside Front
         Cover Page of Prospectus....................................     Facing Page of Registration Statement; Cross-Reference
                                                                          Sheet; Outside Front Cover Page
2.  Inside Front and Outside Back Cover Pages of
         Prospectus..................................................     Inside Front Cover Page; Available Information;
                                                                          Incorporation of Certain Documents by Reference;
                                                                          Outside Back Cover Page
3.  Summary Information, Risk Factors and Ratio of
    Earnings to Fixed Charges........................................     Summary; Risk Factors
4.  Use of Proceeds..................................................     Use of Proceeds
5.  Determination of Offering Price..................................     Outside Front Cover Page of Prospectus
                                                                           and Plan of Distribution
6.  Dilution.........................................................     Not Applicable
7.  Selling Security Holders.........................................     Not Applicable
8.  Plan of Distribution.............................................     Plan of Distribution
9.  Description of Securities to be Registered.......................     Description of Common Stock
10. Interests of Named Experts and Counsel...........................     Not Applicable
11. Information with Respect to the Registrant.......................     Summary, Available Information; Dividends; Selected
                                                                          Financial Data; Management's Discussion and
                                                                          Analysis of Financial Condition and Results of
                                                                          Operations; Business of TruServ; Distribution of
                                                                          Patronage Dividends; Management; Index to Consolidated
                                                                          Financial Statements
12. Incorporation of Certain Information by Reference................     Incorporation of Documents By Reference
13. Disclosure of Commission Position on Indemnification
    for Securities Act Liabilities...................................     Not Applicable



INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION

                  PRELIMINARY PROSPECTUS DATED MARCH 30, 1998

PROSPECTUS

                              TRUSERV CORPORATION


              160,557 SHARES CLASS A COMMON STOCK, $100 PAR VALUE

                           (IN UNITS OF SIXTY SHARES)

     THE COMMON STOCK OFFERED HEREUNDER IS OFFERED EXCLUSIVELY TO RETAILERS AND RENTERS OF HARDWARE, LUMBER AND RELATED PRODUCTS, IN CONNECTION WITH BECOMING MEMBERS OF THE COMPANY. (SEE "PLAN OF DISTRIBUTION" HEREIN.)


     THE COMMON STOCK OFFERED HEREUNDER IS LIMITED AS TO TRANSFERABILITY BY ITS TERMS. THE COMPANY RETAINS AN AUTOMATIC LIEN AGAINST SUCH COMMON STOCK, AND DIVIDENDS ACCRUING THEREON, FOR ANY INDEBTEDNESS DUE THE COMPANY. (SEE "DESCRIPTION OF COMMON STOCK" HEREIN.)


     THERE IS NO EXISTING MARKET FOR THE COMMON STOCK OFFERED HEREUNDER AND THERE IS NO EXPECTATION THAT ANY MARKET WILL DEVELOP.


     THIS PROSPECTUS RELATES TO SHARES OF THE CLASS A COMMON STOCK, PAR VALUE $100 PER SHARE ("CLASS A COMMON STOCK" OR THE "SHARES"), OF TRUSERV CORPORATION, A DELAWARE CORPORATION ("TRUSERV" OR THE "COMPANY"), FORMERLY KNOWN AS COTTER & COMPANY ("COTTER"), TO BE ACQUIRED, IN UNITS OF 60 SHARES EACH (SUBJECT TO A MAXIMUM OF FIVE UNITS PER PERSON), BY PERSONS BECOMING MEMBERS OF TRUSERV. SEE "SUMMARY," "RISK FACTORS" AND "BUSINESS OF TRUSERV" HEREIN FOR FURTHER INFORMATION.


     SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY ANY PERSON CONTEMPLATING BECOMING A MEMBER OF TRUSERV AND ACQUIRING ANY OF THE SHARES.
                               ------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
================================================================================


                                                                          UNDERWRITING
           UNIT OF 60 SHARES OF                    PRICE TO              DISCOUNTS AND             PROCEEDS TO
           CLASS A COMMON STOCK                     PUBLIC                COMMISSIONS                COMPANY
---------------------------------------------------------------------------------------------------------------------
Per Unit(1)...............................          $6,000               See (2) Below              $6,000(3)
Total.....................................       $16,055,700             See (2) Below            $16,055,700(3)


================================================================================

(1) The shares will be offered only in units of 60 Shares and no stockholder may purchase more than five such units.

(2) There will be no underwriters. The subject stock will be sold directly by TruServ at par value.

(3) There is no firm commitment for the sale of the securities offered hereunder; they will be sold from time to time by TruServ. However, assuming the sale of all securities offered hereunder, and before deduction of approximately $50,000 for estimated expenses in connection with this offering, the total proceeds will be as shown above.
                               ------------------


                 THE DATE OF THIS PROSPECTUS IS APRIL   , 1998.

                             AVAILABLE INFORMATION


     TruServ (known as Cotter & Company prior to July 1, 1997) has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 (including all amendments, exhibits, annexes and schedules thereto, the "Registration Statement"), pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, covering the TruServ Class A common stock. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement or incorporated by reference herein, reference is made to the exhibit for a more complete description of the matters involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement, including exhibits filed as a part thereof, is available at the Commission for inspection and copying as set forth below.


     TruServ is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. Such reports and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports and other information may also be obtained from the Commission's Web site which is maintained at http://www.sec.gov.

                          REPORTS TO SECURITY HOLDERS

     Each year TruServ distributes to its Members an annual report containing consolidated financial statements reported upon by a firm of independent auditors. TruServ may, from time to time, also furnish to its Members interim reports, as determined by management.

     THIS PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS RELATING TO TRUSERV THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. TRUSERV WILL PROVIDE WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, INCLUDING ANY BENEFICIAL OWNER OF THE SHARES, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL SUCH DOCUMENTS RELATING TO TRUSERV (OTHER THAN EXHIBITS TO SUCH DOCUMENTS THAT ARE NOT SPECIFICALLY INCORPORATED HEREIN BY REFERENCE). WRITTEN REQUESTS FOR SUCH DOCUMENTS SHOULD BE DIRECTED TO KERRY J. KIRBY, EXECUTIVE VICE PRESIDENT, TREASURER AND CHIEF FINANCIAL OFFICER, TRUSERV CORPORATION, 8600 WEST BRYN MAWR AVENUE, CHICAGO, ILLINOIS 60631-3505; AND TELEPHONE REQUESTS MAY BE MADE TO MR. KIRBY AT 773-695-5000. COPIES OF DOCUMENTS SO REQUESTED WILL BE SENT BY FIRST CLASS MAIL, POSTAGE PAID, WITHIN ONE BUSINESS DAY OF THE RECEIPT OF SUCH REQUEST.

                           ANNUAL REPORT ON FORM 10-K


     This Prospectus is accompanied by a copy of TruServ's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

                    INCORPORATION OF DOCUMENTS BY REFERENCE


     The TruServ Annual Report on Form 10-K for the year ended December 31, 1997, previously filed by TruServ with the Commission pursuant to the Exchange Act, is hereby incorporated by reference into this Prospectus.


     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE MATTERS DESCRIBED IN THIS PROSPECTUS OTHER THAN THOSE CONTAINED HEREIN OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN. ANY INFORMATION OR REPRESENTATIONS WITH RESPECT TO SUCH MATTERS NOT CONTAINED HEREIN OR THEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY TRUSERV. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, SECURITIES, IN ANY JURISDICTION TO OR FROM ANY PERSON TO OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF TRUSERV SINCE THE DATE HEREOF OR THAT THE INFORMATION IN THE PROSPECTUS OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATES HEREOF OR THEREOF.
                           -------------------------

                               TABLE OF CONTENTS


                                          PAGE
                                          ----
AVAILABLE INFORMATION...................    i

REPORTS TO SECURITY HOLDERS.............    i

ANNUAL REPORT ON FORM 10-K..............    i

INCORPORATION OF DOCUMENTS BY
  REFERENCE.............................   ii

SUMMARY.................................    1
  The Company...........................    1
  Common Stock..........................    2
  Risk Factors..........................    2
  Retail Member Agreement...............    2
  Franchises and Licenses...............    2
  Retail Conversion Funds Agreement.....    3
  Comparative Per Share Prices and
     Dividend Policies..................    3
  Comparative Per Share Data............    3
  Selected Financial Data...............    4

RISK FACTORS............................    8
  Uncertainties Associated with the
     Integration of Cotter and SCC......    8
  Uncertain Impact of Growth............    8
  Impact of Increasing Competition and
     Market Changes.....................    8
  Potential Loss of Members.............    8
  Volatility of Merchandise and
     Inventory Prices...................    8
  Difficulties in Integrating
     Information Management and
     Technology
     Systems............................    9
  Impact of Environmental Issues........    9
  Difficulties of Combining Distribution
     Facilities and Systems
     Operations.........................    9



                                          PAGE
                                          ----
  Regional Variations in Marketing
     Opportunities......................    9
  Commonization.........................    9
  Impact of Franchising and Licensing
     Laws...............................    9

USE OF PROCEEDS.........................   10

PLAN OF DISTRIBUTION....................   10

DIVIDENDS...............................   10

BUSINESS OF TRUSERV.....................   10
  General...............................   10
  Retail Member Agreement; Franchise and
     License Agreements.................   13

DISTRIBUTION OF PATRONAGE DIVIDENDS.....   13
  Payment of Patronage Dividends in
     Accordance with the Internal
     Revenue Code.......................   14

MANAGEMENT..............................   16

DESCRIPTION OF COMMON STOCK.............   17
  Dividend Rights.......................   17
  Voting Rights.........................   17
  Liquidation Rights....................   17
  Preemptive Rights.....................   17
  Redemption Provisions.................   17
  Stockholders..........................   18
  Other Restrictions and Rights.........   18

LEGAL MATTERS...........................   18

INDEX TO CONSOLIDATED FINANCIAL
  STATEMENTS............................   19

                     -------------------------------------
                            THIS PAGE INTENTIONALLY
                                   LEFT BLANK
                     -------------------------------------

                                    SUMMARY


     The following is a summary of certain information contained elsewhere in this Prospectus, the Exhibits hereto and documents incorporated by reference herein. This summary does not contain a complete statement of any material information relating to TruServ and the other matters discussed herein and is subject to, and is qualified in its entirety by, the more detailed information and financial statements contained or incorporated by reference in this Prospectus. Prospective Members of TruServ should read carefully this Prospectus in its entirety. Certain capitalized terms used in this summary are defined elsewhere in this Prospectus.


     This Prospectus and the documents incorporated herein by reference contain forward-looking statements about future results that are subject to risks and uncertainties. TruServ's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."


     On April 1, 1997, the stockholders of Cotter and the shareholders of ServiStar Coast to Coast Corporation ("SCC") agreed to merge the two companies pursuant to an Agreement and Plan of Merger (the "Merger Agreement"). The Merger was completed on July 1, 1997. Following completion of the Merger, the Company was renamed TruServ.



THE COMPANY



     TruServ Corporation. TruServ was organized as Cotter & Company, a Delaware corporation in 1953. Upon its organization, it succeeded to the business of Cotter & Company, an Illinois corporation organized in 1948. TruServ's principal executive offices are located at 8600 West Bryn Mawr Avenue, Chicago, Illinois, 60631-3505. The telephone number is (773) 695-5000. TruServ is a Member-owned wholesaler of hardware, lumber/building materials and related merchandise. It was historically and is now the largest cooperative wholesaler of hardware and related merchandise in the United States. The Company manufactures paint and paint applicators. For reporting purposes, the Company operates in a single industry as a Member-owned wholesaler cooperative.



     The Company serves approximately 9,800 Coast to Coast(R), ServiStar(R) and True Value(R) Hardware Stores throughout the United States. Primary concentrations of Members exist in New York (approximately 8%), Pennsylvania (approximately 7%), California (approximately 5%) and Illinois, Michigan, Ohio and Texas (approximately 4% each).



     TruServ's Class A common stock $100.00 par value per share ("Class A common stock") being offered hereby is exclusively offered to retailers of hardware, lumber/building and related merchandise, in connection with becoming Members of TruServ. The Class A common stock (which is the sole voting stock) is offered only in sixty (60) share units and no party may acquire more than five units (at the rate of one unit per store). Sales of Class A common stock are made for cash.



     TruServ Class B nonvoting common stock, par value $100 per share ("Class B nonvoting common stock"), which is non-voting stock, is issuable only in connection with the Members' patronage dividends (see "Distribution of Patronage Dividends" below).



     Membership, depending on the terms of the Member's Retail Member Agreement with TruServ (the "Retail Member Agreement"), entitles TruServ Members to use certain TruServ trademarks and trade names, including the federally registered Coast to Coast(R), ServiStar(R) and True Value(R) trademarks, service marks and collective membership marks. Generally speaking, former Cotter Members and former SCC Members will continue to conduct their businesses under the same retail banners as before the Merger, except to the extent permitted by TruServ on a case by case basis. As soon as permitted by anticipated operating synergies, those Members and new Members joining TruServ after the Merger will have access to all private labels, except with respect to paint, mower and outdoor power equipment, the private labels of which will be limited to use by their respective retail organizations. Membership also entitles the Member to receive annual patronage dividends based upon the Member's purchases from TruServ. In accordance with TruServ's By-Laws and Retail Member Agreement, the annual patronage dividend is paid to Members out of the gross margins from operations and other patronage source income, after deduction for expenses, reserves and provisions authorized by the Board of Directors.


COMMON STOCK


     The Class A common stock being offered hereby is limited as to transferability in that TruServ has a ninety (90) day right of first refusal to repurchase, at par value, a Member's stock before such stock can otherwise be disposed of. Historically, the Company has always exercised the right to repurchase. Additionally, TruServ retains an automatic lien on the Class A common stock, and dividends accruing thereon, for any indebtedness due TruServ. TruServ is obligated to repurchase a Member's Class A common stock and the Member is obligated to sell such stock, at par value, in accordance with the terms and conditions set forth in TruServ's By-Laws upon termination of the Retail Member Agreement. The Agreement may be terminated by either TruServ or the Member upon sixty (60) days written notice. Termination by TruServ requires approval by a two-thirds vote of the Board of Directors, except in the following circumstances where TruServ has the right to immediately terminate the
Agreement: the Member becomes insolvent, commits any act of bankruptcy, files a voluntary petition in bankruptcy, is adjudicated as bankrupt, or commits a breach of any obligation under the Agreement, which breach is not cured within ten (10) days after written notice to the Member by TruServ.



     There is no existing market for the Class A common stock offered hereunder and there is no expectation that any market will develop.


     TruServ intends to use the proceeds of this offering primarily for general working capital purposes, including the purchase of merchandise for resale to Members.

RISK FACTORS


     The business of TruServ is subject to a number of risks, including: the uncertainties associated with the integration of the business of SCC and Cotter; the uncertain impact of the growth in the hardware, lumber/building materials, home center, do-it-yourself, rental and industrial/commercial industries; the impact of increasingly intense competition and market changes; the potential impact of future litigation; the impact of various environmental issues; the volatility of merchandise and inventory prices; the failure to achieve anticipated economies of scale and operating efficiencies of the post-Merger Company; difficulties in integrating merchandise ordering and purchasing systems, difficulties in integrating wholesale technology and technical support, the difficulties of combining logistic/distribution facilities and systems operations; regional variations in marketing opportunities; the combination of disparate pricing strategies and the potential impact of franchising and licensing laws on TruServ's operations.


RETAIL MEMBER AGREEMENT

     All TruServ Members who were previously Cotter Members, TruServ Members joining TruServ after the Merger, and those SCC Members who voted in favor of the Merger, will be governed by the then current form of TruServ Retail Member Agreement. Such Retail Member Agreement is an amendment and restatement of the existing Cotter Retail Member Agreement. The SCC Membership Agreement of each SCC Member voting against the Merger, or abstaining with respect thereto, together with any related license or franchise agreements, has been assigned by SCC to TruServ without further action.

FRANCHISES AND LICENSES


     TruServ is continuing to review any retail activities which continue to be carried out as franchises. It is anticipated that additional licenses may be entered into periodically with respect to the Taylor Rental Centers and Grand Rental Stations. It is less likely that any additional franchise or license agreements will be entered into with respect to the other retail programs operated as franchises by SCC prior to the Merger. These programs will initially be operated as part of the cooperative activities of TruServ.

RETAIL CONVERSION FUNDS AGREEMENT


     In connection with the Merger, TruServ agreed to make available to those Members who were Members at the time of Merger an aggregate amount of $40,000,000 to assist those store owners in defraying various conversion costs associated with the Merger, and costs associated with certain upgrades and expansions of stores. Of this aggregate amount, $14,000,000 will be made available to former SCC Members to assist in defraying the costs of converting to certain TruServ wholesale ordering and retail systems. In addition, the amount of $10,000,000 will be available to former Cotter Members and former SCC Members (one-half thereof to each such group) to assist in defraying a portion of the costs of software consolidation of the businesses. Finally, the amount of $16,000,000 will be made available to former Cotter Members and former SCC Members (one-half thereof to each such group) to assist in defraying a portion of the costs of certain retrofitting and expansion projects at stores which are preapproved by TruServ. Members requesting disbursements from these Funds will agree to remain Members in good standing of TruServ for a period of five years, without material reductions in purchases, and, should they fail to do so, a prorated portion of any disbursement from the funds must be repaid by the Member to TruServ. As of December 31, 1997, TruServ payouts to Members from the Retail Conversion Fund totaled $9,877,000


COMPARATIVE PER SHARE PRICES AND DIVIDEND POLICIES


     TruServ Class A common stock is not listed or traded on any national securities exchange or on Nasdaq. It is offered exclusively to retailers or renters of hardware, lumber and related products, in connection with becoming Members of TruServ, at a purchase price equal to its par value. The TruServ Class A common stock is restricted as to transferability and no public market for such stock exists or is anticipated to develop in the future. TruServ does not pay dividends with respect to its Class A common stock. For information with respect to payment of patronage dividends, see "Distribution of Patronage Dividends" below.


COMPARATIVE PER SHARE DATA


     Because of the absence of any public market for TruServ stock, and the sale or issuance thereof at its par value and any repurchase thereof at par, earnings per share is inapplicable.



     The following table sets forth certain book value per share data for TruServ on a historical basis.



                                                                HISTORICAL
                                                                ----------
Book value per share as of:
  December 31, 1997.........................................     $100.40
  December 28, 1996.........................................     $101.89


-------------------------

(1) The determination of book value per common share is based on the outstanding common series A and common shares.

                            SELECTED FINANCIAL DATA



                                                                   FOR THE FISCAL YEARS
                                              --------------------------------------------------------------
                                                 1997         1996         1995         1994         1993
                                                 ----         ----         ----         ----         ----
                                                           (IN THOUSANDS EXCEPT PER SHARE DATA)
Revenues....................................  $3,331,686   $2,441,707   $2,437,002   $2,574,445   $2,420,727
Gross margins...............................  $  241,020      196,636      202,068      223,331      217,921
Net margins(a)..............................  $   42,716       52,410       59,037       60,318       57,023
Patronage dividends.........................      43,782       53,320       60,140       60,421       54,440
Total assets................................   1,438,913      853,985      819,576      868,785      803,528
Long-term debt..............................     169,209       80,145       79,213       75,756       69,201
Promissory (subordinated) and instalment
  notes payable.............................     172,579      185,366      186,335      199,099      217,996
Class A common stock........................      47,423        4,876        5,294        6,370        6,633
Class B nonvoting common stock..............     187,259      114,053      113,062      116,663      110,773
Book value per share of Class A common stock
  and Class B nonvoting common stock(b).....      100.40       101.89       102.68       103.57       103.85


-------------------------

(a) The net margin for Fiscal 1997 includes a deduction of $13,650,000 of non-recurring Merger integration costs.



(b) The book value per share of the Company's Class A common stock and Class B nonvoting common stock is the value, determined in accordance with generally accepted accounting principles, of such shares as shown by the respective year-end consolidated balance sheets of the Company, included elsewhere herein as reported on by the Company's independent auditors, after eliminating therefrom all value for goodwill, and other intangible assets and any retained earnings specifically appropriated by the Company's Board of Directors.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL

                      CONDITION AND RESULTS OF OPERATIONS


BUSINESS COMBINATION


     On July 1, 1997, TruServ Corporation, formerly Cotter & Company ("Cotter"), merged with ServiStar Coast to Coast Corporation ("SCC") (the "Merger"). SCC was a hardware wholesaler organized in 1935 with a strong presence in retail lumber and building materials. The transaction was accounted for using the purchase accounting method. The Consolidated Balance Sheet at December 31, 1997 reflects the post-Merger Company. The Consolidated Balance Sheet at December 28, 1996 reflects the pre-Merger Company. The Consolidated Statement of Operations and Consolidated Statement of Cash Flows for the year ended December 31, 1997, reflect the results of the post-Merger Company, which includes the results of operations of the former SCC since July 1, 1997. The Consolidated Statement of Operations and Consolidated Statement of Cash Flows for the years ended December 28, 1996 and December 30, 1995 reflect the results of the pre-Merger Company. To facilitate the comparison of fiscal year results for 1997 and 1996, supplemental comparisons have been provided using pro forma financial information. This pro forma information has been prepared for comparative purposes only and does not purport to be indicative of the results of operation that actually would have resulted had the Merger been in effect on the dates indicated, or which may results in the future.



                                                                     PRO FORMA
                                                              ------------------------
                                                                 1997          1996
                                                              ----------    ----------
Revenues....................................................  $4,224,215    $4,211,579
Gross margin................................................     284,356       321,428
Warehouse, general and administrative.......................     175,774       215,216
Interest expense............................................      43,459        40,135
Net margins.................................................      67,357        70,293


FISCAL YEAR 1997 COMPARED TO FISCAL YEAR 1996

  RESULTS OF OPERATIONS


     In fiscal year 1997, TruServ Corporation revenues were $3,331,686,000, an increase of 36.4% from fiscal year 1996. The majority of the increase was due directly to the addition of SCC revenues since the July 1, 1997 Merger. The department with the largest increase is the Lumber/Building Material department which is directly connected to the enhanced lumber program effective with the Merger. In the hardware segment the largest increase was reflected in the direct shipment categories with TruServ Members responding to the improved pricing programs. Additionally, TruServ Corporation continued to pursue business opportunities such as trueAdvantage, which increased 3.3% and the Canadian business which increased 6.6%.


     Overall gross margins as a percentage of revenues decreased for the sixth year in a row to 7.2% from 8.1% last year. The reduction in the gross margin percent was due to a combination of changes in sales mix, pricing improvements and conforming accounting policies. The change in sales mix consisted of large volume increases in Lumber/Building Materials and Direct Shipments, which have lower gross margins. Pricing improvements resulted in lower direct shipment markups and a lower pricing on manufactured products.


     Warehouse, general and administrative expenses as a percentage of revenues were 4.5%, the lowest in over 10 years. The decrease in operating expenses was attributable to continued efforts to reduce operating costs.



     Certain estimates of warehouse, general and administrative expenses are recorded throughout the year including expenses related to capitalizable inventory related costs and other expense items. During the fourth quarter of fiscal 1997, the Company recorded approximately $4,000,000 of net reductions in warehouse, general and administrative expenses relating to the refinement of these estimates recorded in the prior three quarters and cost recoveries from manufacturers of approximately $8,000,000 related to the Fall market.

     Interest paid to Members decreased by $595,000 or 3.2% primarily due to a lower average interest rate and the lower principal balance. Other interest expense increased $8,925,000 due to higher borrowings compared to the same period last year. The higher borrowings were required because of the increased cash requirements and inventory levels resulting from the Merger. The effective borrowing rate was lower due to the renegotiation of the rates since the date of the Merger.



     As a result, the net margin before Merger integration costs is $56,366,000 in fiscal year 1997 compared to $52,410,000 in fiscal year 1996. Merger integration costs of $13,650,000 consist of one time non-recurring expenses directly attributable to the Merger including distribution center closings, severance pay, information systems costs and general and administrative costs. These one time costs reduced the net margin to $42,716,000 for the year ended December 31, 1997.


PRO FORMA FISCAL 1997 COMPARED TO PRO FORMA FISCAL 1996

  RESULTS OF OPERATIONS


     On a pro forma basis, TruServ Corporation revenues were $4,224,215,000 for fiscal year 1997 compared to $4,211,579,000 in fiscal year 1996, for an increase of 0.3%. The department with the largest increase is the Lumber/Building Material department which is directly connected to the enhanced lumber program effective with the Merger.



     Gross margin on a pro forma basis decreased by $37,072,000 and as a percentage of revenues decreased to 6.7% from 7.6% last year. The reduction in the gross margin percent was due to a combination of changes in sales mix, pricing improvements and conforming accounting policies. The change in sales mix consisted of large volume increases in Lumber/Building Materials and Direct Ship, which have lower gross margins.



     Warehouse, general and administrative expenses on a pro forma basis as a percentage of revenues were 4.2% compared to 5.1% the prior year. The decrease in operating expenses was attributable to continued efforts to reduce operating costs.



     Interest paid to Members on a pro forma basis decreased by $1,534,000 or 8.0% primarily due to a lower average interest rate and the lower principal balance. Other interest expense increased $4,858,000 due to higher borrowings compared to the same period last year. The higher borrowings were required because of the increased cash requirements and inventory levels resulting from the Merger. The effective borrowing rate was lower due to the renegotiation of the rates since the date of the Merger.



     As a result of the decreased gross margin and increased borrowing costs, the net margin on a pro forma basis is $67,357,000 in fiscal year 1997 compared to $70,293,000 in fiscal year 1996.


FISCAL YEAR 1996 COMPARED TO FISCAL YEAR 1995

  RESULTS OF OPERATIONS


     In fiscal year 1996, the Company's revenues were $2,441,707,000 an increase of 0.2% from fiscal year 1995. Current year revenues were influenced by the 1995 phase-out of the V&S Variety and General Power Equipment divisions. Comparable store revenues increased 4.4% due to improved Member participation. Fiscal year 1996 revenue increases were concentrated in the core merchandise categories of Electrical and Plumbing, up 4.0%, Painting and Cleaning, up 5.0%, Farm and Garden, up 3.8% and Lumber and Building Materials, up 2.4%. Additionally, the Company continued to pursue business opportunities such as International and trueAdvantage, which both increased 14.2%. Also, the Company further expanded the Pinpoint Pricing program to further reduce the selling price of many core hardware related products.


     Overall gross margins, as a percent of revenues, decreased for the fifth year in a row to 8.1% from 8.3% in fiscal year 1995. The reduction in gross margin was the result of a more competitive pricing strategy, which included the expanded Pinpoint Pricing program that resulted in a $7,100,000 price reduction to the Members. Other strategies, predominantly the trueAdvantage program, returned an additional $2,000,000 to the Members.


     Warehouse, general and administrative expenses increased slightly compared to the prior year but as a percent of revenues remained comparable at 4.7% with the prior year, due to management's continued effort to control operating expenses and an expense recovery associated with prior years' favorable risk loss experience.

     Certain estimates of warehouse, general and administrative expenses are recorded throughout the year including expenses related to incurred but not reported healthcare claims, premiums for comprehensive insurance, capitalizable inventory related costs and other expense items. During the fourth quarter of fiscal 1996, the Company recorded approximately $11,000,000 of net reductions in warehouse, general and administrative expenses relating to the refinement of these estimates recorded in the prior three quarters, a refund of insurance premiums of approximately $7,000,000 and cost recoveries from manufacturers of approximately $5,000,000 related to the Fall market.


     Interest paid to Members decreased by $2,167,000 or 10.5% primarily due to lower principal balance and lower average interest rates.

     Other interest expense increased by $877,000 or 9.4% compared to last year primarily due to higher short-term borrowings partially offset by a lower average interest rate.

     Net margins were $52,410,000 for the year ended December 28, 1996 compared to $59,037,000 for the year ended December 30, 1995.

LIQUIDITY AND CAPITAL RESOURCES


     Cash and cash equivalents increased from $1,662,000 at December 28, 1996 to $2,224,000 at December 31, 1997. This increase was primarily due to cash flow provided by operating and financing activities. Cash provided by operating activities was $19,771,000 for the year ended December 31, 1997 compared to cash flow used for operating activities of $9,609,000 for the year ended December 28, 1996. The increase came primarily from better control of accounts and notes receivables resulting in a $47,288,000 reduction in receivables. Inventory levels, accounts payable and accrued expenses all increased with the additional support requirements needed to service a larger Membership base resulting from the Merger.


     Cash flows used for investing activities increased to $44,359,000 in fiscal year 1997. Total capital expenditures, including those made under capital leases, were $38,493,000 for the fiscal year ended December 31, 1997 compared to $23,530,000 during the comparable period in 1996. These capital expenditures related to additional equipment and technological improvements at the regional distribution centers and at the World Headquarters, in addition to capital requirements resulting from the Merger. Funding of any additional 1998 capital expenditures is anticipated to come from operations and external sources, if necessary.


     The cash flows used for investing activities were funded by both operating activities and financing activities. The financing activities provided cash flow of $25,150,000 in fiscal year 1997.



     At December 31, 1997, net working capital decreased to $175,975,000 from $201,304,000 at December 28, 1996. The current ratio decreased to 1.20 at December 31, 1997 compared to 1.43 at December 28, 1996.



     At December 31, 1997, the Company had established a $300,000,000 five-year revolving credit facility with a group of banks. In addition, the Company has various short-term lines of credit available under informal agreements with lending banks, cancelable by either party under specific circumstances. The borrowings under these agreements were $210,000,000 and $70,594,000 at December 31, 1997 and December 28, 1996, respectively.



     The Company's capital is primarily derived from Class A common stock and retained earnings, together with Class B nonvoting common stock issued in connection the Company's annual patronage dividend. The Company believes the funds derived from these capital resources, as well as operations and the credit facilities noted above will be sufficient to satisfy capital needs.



YEAR 2000



     A portion of the Company's information systems are not "Year 2000 Compliant". This means that the Company will need to incur certain costs to modify non-compliant systems prior to the Year 2000 in order to ensure that those systems continue to serve the needs of the Company and its Membership. Based upon an initial investigation of the Company's systems, the Company estimates that such costs could exceed $10,000,000. Actual costs may exceed this estimate depending on Merger efforts and system resource constraints. Actual costs to date are $2,500,000. Further, based upon current FASB Guideline, costs incurred to modify systems to be Year 2000 compliant must be expensed. Accordingly, such costs will reduce our patronage dividends in years in which they are incurred.

                                  RISK FACTORS

     This Prospectus contains forward-looking statements which involve risks and uncertainties. TruServ's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed below. Such factors, together with the other information in this Prospectus, should be considered carefully.

UNCERTAINTIES ASSOCIATED WITH THE INTEGRATION OF COTTER AND SCC

     The Merger involves the integration of SCC and Cotter's business activities. Among the factors considered by the Cotter Board of Directors and SCC Board of Directors in connection with their approval of the Merger Agreement were the opportunities for operating efficiencies that they expect will ultimately result from the Merger. The integration of TruServ's operations will require the dedication of management resources in order to achieve the anticipated operating efficiencies of the Merger. No assurance can be given that difficulties encountered in integrating TruServ's on-going operations will be overcome or that the benefits expected from such integration will be realized. The difficulties of combining the SCC operations and Cotter's are increased by the necessity of coordinating geographically separated organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures. Difficulties encountered in connection with the Merger and the integration of the operations of SCC and Cotter could have an adverse effect on the business, results of operations or financial condition of TruServ. Loss of key employees may also adversely affect TruServ.

UNCERTAIN IMPACT OF GROWTH

     TruServ is unable to predict the impact anticipated growth in the hardware, DIY and rental industries may have on its future business activities. While TruServ believes such growth will be beneficial to the new cooperative and its Members, no assurances can be given as to whether, when or at what cost these benefits may be achieved.

IMPACT OF INCREASING COMPETITION AND MARKET CHANGES

     In recent years, the hardware, DIY and rental businesses have become increasingly competitive. TruServ will continue to experience intense competition from so-called "Big Box" stores such as Home Depot, Menards, Builders Square and Lowes, as well as from additional emphasis on directly competitive lines of business by diversified retailers such as Sears. In many instances, these competitors have greater resources, larger market shares and more widespread presence than TruServ has. While TruServ believes that because of its structure as a cooperative, it represents the best opportunity for its Members to compete with the Big Boxes and general retailers, no assurances can be given that such competition will be successful in any individual case or as a whole.

POTENTIAL LOSS OF MEMBERS


     If either a significant number of Members or Members representing a disproportionate amount of the Members' aggregate purchases choose to terminate their memberships as a result of dissatisfaction with the Merger, the effect on TruServ could be adverse. Management has projected that approximately 300 former SCC Members may leave the membership within the first 12 months following the Merger. Such loss of members is not expected to have a material impact on TruServ. TruServ has not experienced any material loss of former Members due to the Merger. TruServ believes that various competing cooperative organizations will continue to attempt to persuade former Members of SCC and Cotter to terminate their relationships and become members of such competing organizations. To the extent these recruitment efforts are successful, the effect on TruServ and its Members could be adverse.


VOLATILITY OF MERCHANDISE AND INVENTORY PRICES

     Merchandise and inventory prices in the lumber and building material businesses can change rapidly and as a result of such fluctuations may have periodic adverse effects on TruServ's profit margins and competitive abilities. Generally speaking, prices for goods are higher when purchased in smaller lots. While TruServ believes its cooperative structure presents the best opportunity for Members to maximize their purchasing power and acquire merchandise for their Members at lower prices, no assurances can be given that such will be the case for any individual Member or as a whole.

DIFFICULTIES IN INTEGRATING INFORMATION MANAGEMENT AND TECHNOLOGY SYSTEMS

     The Management Information Systems and other technological aspects of the pre-Merger businesses of Cotter and SCC, such as ordering systems, differing types of SKU's, and Member communication systems, among others, are not compatible. TruServ expects to integrate these systems as rapidly as possible, but it is possible that currently unanticipated delays in time and increased costs in achieving such systems integration may be encountered as the business of TruServ goes forward.

IMPACT OF ENVIRONMENTAL ISSUES

     Certain aspects of TruServ's business activities, such as the manufacture of paint and related products, are carried on in environmentally sensitive areas. TruServ is unable to predict whether, or to what extent, such business activities may result in future costs or liabilities which are not currently known. In addition, the environmental area is under constant review and scrutiny by governmental authorities at the federal, state and local levels. No assurances can be given that such governmental scrutiny may not have a material adverse effect on TruServ.

DIFFICULTIES OF COMBINING DISTRIBUTION FACILITIES AND SYSTEMS OPERATIONS

     Because of the disparate nature of existing distribution facilities and methods, TruServ expects to spend significant time, effort and funds in commonizing those activities. While TruServ has no reason to expect that such commonization will not be achieved over time, the cost of doing so may be material.

REGIONAL VARIATIONS IN MARKETING OPPORTUNITIES

     Because TruServ will transact business nationwide, there may from time to time be significant variations in marketing opportunities available to its Members depending on economic conditions in the specific geographic region in which that Member conducts his or her primary business. To the extent that specific geographic regions experience more favorable or unfavorable economic conditions than other areas of the country, the business of Members in those regions would be affected accordingly. TruServ is not able to predict whether the effect of such regional variations might be material to any individual Member.

COMMONIZATION


     Prior to the Merger, Members of SCC and Cotter utilized different pricing strategies in the conduct of their separate businesses, disparate merchandise assortments and merchandise identification systems, procurement and distribution methods, vendor selection rationales, and stock keeping unit systems. These various items will be commonized over time for all Members. TruServ is not currently able to predict the costs of such commonization, which may be material, or the effect on anticipated operating synergies resulting from the Merger.


IMPACT OF FRANCHISING AND LICENSING LAWS

     Prior to the Merger, SCC conducted a portion of its business in the form of franchise and license arrangements with Members. As part of this process, SCC complied with various franchise registration and related laws in approximately fifteen states. Cotter did not conduct any portion of its business as a franchise prior to the Merger. To the extent that additional business activities of TruServ are required to comply with various franchise or licensing laws, rules or regulations, additional costs would be incurred. TruServ cannot currently quantify the potential cost of such compliance. Furthermore, such franchise and license compliance issues could adversely impact the relationship between TruServ and its Members, as well as the manner in which TruServ is expected to conduct its operations, and lead to loss of management flexibility and related synergies.

                                USE OF PROCEEDS


     The proceeds to be received from this offering of Class A common stock will be used by TruServ primarily for general working capital purposes, including the purchase of merchandise for resale to Members and the maintenance of adequate inventory levels. Until used as provided herein, the net proceeds of the sale of the Class A common stock may be invested in short-term commercial paper, bank certificates of deposit, government securities, repurchase agreements, or other similar short-term investments.



     TruServ will use its best efforts to sell the Class A common stock being offered hereunder but can give no assurances that all such Class A common stock will be sold. As a result, TruServ may not receive the entire amount of estimated proceeds from the sale of said Class A common stock.


                              PLAN OF DISTRIBUTION


     TruServ's Class A common stock being offered hereby is offered exclusively to retailers of hardware, lumber and related merchandise, in connection with becoming Members of TruServ. Each independent retailer who applies to become a stockholder-Member must subscribe for sixty (60) shares of TruServ's Class A common stock, $100 par value, having a total purchase price of $6,000, for each retail store (up to a maximum of 300 shares at $30,000 for five or more stores). All sales of the Class A common stock will be made for cash.



     Sales of Class A common stock are primarily made through TruServ's registered securities agent(s) but only after the executive officers of TruServ approve the admission of a new Member. Neither TruServ executive officers nor its agent(s) receive any special or separate compensation or commission in connection with the admission of new Members and concomitant sales of Class A common stock. Although TruServ's retail support representatives frequently are TruServ's initial contact with potential new Members, they do not, and are not empowered to, admit new Members to TruServ.


                                   DIVIDENDS


     Other than the payment of patronage dividends, including the redemption of some nonqualified written notices of allocation, TruServ has not paid dividends on its Class A common stock or Class B nonvoting common stock. The Board of Directors does not plan to pay dividends on either class of stock. Dividends (other than patronage dividends) on the Class A common stock and Class B nonvoting common stock, subject to the provisions of the Company's Certificate of Incorporation, may be declared out of gross margins of TruServ, other than gross margins from operations with or for Members and other patronage source income, after deduction for expenses, reserves and provisions authorized by the Board of Directors. Dividends may be paid in cash, in property, or in shares of the common stock, subject to the provisions of the Certificate of Incorporation. See "Distribution of Patronage Dividends" and "Description of common stock".


                              BUSINESS OF TRUSERV

GENERAL


     TruServ is the largest Member-owned wholesaler of hardware, lumber and related merchandise. Historically, Cotter was the largest and SCC the third largest cooperative wholesaler of hardware and related merchandise in the United States. TruServ also manufactures paint and paint applicators. For reporting purposes, TruServ operates in a single industry as a Member-owned wholesaler cooperative.



     On April 1, 1997, the stockholders of Cotter and the shareholders of SCC agreed to merge the two companies pursuant to the Merger Agreement. SCC was a $1,700,000,000 hardware wholesaler organized in

1935 with a strong presence in retail lumber and building materials. The transaction was completed on July 1, 1997. Following completion of the Merger, the Company was renamed TruServ Corporation.



     Membership entitles a Member to use certain TruServ trademarks and trade names, including the federally registered collective membership trademark True Value(R), indicating membership in Coast to Coast(R), ServiStar(R) and "True Value(R) Hardware Stores". The "True Value(R)" collective membership mark has a present expiration date of January 2, 2003; the ServiStar(R) mark has a present expiration date of September 13, 2003; the Coast to Coast(R) mark expires on November 3, 2004; the InduServe Supply(R) mark has a present expiration date of February 12, 2000; the Grand Rental Station(R) mark has a present expiration date of June 4, 2005; the Taylor Rental(R) mark has a present expiration date of January 15, 2004; the Home & Garden Showplace(R) mark has a present expiration date of February 12, 2000 and the Commercial Sales(R) mark has a present expiration date of December 16, 2007. The precise names and marks entitled to be used are set forth in a Member's Retail Member Agreement.



     TruServ serves approximately 9,800 Coast to Coast(R), ServiStar(R) and True Value(R) Hardware Stores throughout the United States. Primary concentrations of Members were in New York (approximately 8%), Pennsylvania (approximately 7%), California (approximately 5%) and Illinois, Michigan, Ohio and Texas (approximately 4% each).



     TruServ's total sales of merchandise to its U.S. Members were divided among the following general classes of merchandise:



                                                     FOR THE FISCAL YEARS
                                                     ---------------------
                                                     1997    1996    1995
                                                     -----   -----   -----
Lumber and Building Materials......................  24.5%   12.8%   12.7%
Hardware Goods.....................................  19.5%   22.4%   22.3%
Electrical and Plumbing............................  15.8%   18.2%   17.7%
Farm and Garden....................................  13.1%   13.8%   13.3%
Painting and Cleaning..............................  12.0%   14.0%   13.3%
Appliances and Housewares..........................   9.4%   11.2%   11.7%
Sporting Goods and Toys............................   5.7%    7.6%    9.0%



     TruServ serves its Members by functioning as a low cost distributor of goods and maximizing its volume purchasing abilities, primarily through lower prices and vendor rebates and discount programs, for the benefit of its Members. These benefits are passed along to its Members in the form of lower prices and/or patronage dividends. TruServ has numerous individual agreements or commitments from its suppliers, virtually all of which are terminable by such suppliers or the Company without cause. Such provisions, either individually or in the aggregate, have not had any material adverse effect on TruServ's ability to conduct its business. The goods and services purchased by TruServ from these suppliers are generally available from a wide variety of sources. TruServ is not dependent upon any one supplier or group of suppliers and has not experienced a problem in obtaining necessary goods. TruServ holds conventions and meetings for its Members in order to keep them better informed as to industry trends and the availability of new merchandise. TruServ also provides each of its Members with an illustrated price catalog showing the products available from TruServ. TruServ's sales to its Members are divided into three categories, as follows:
(1) warehouse shipment sales (approximately 44% of total sales); (2) direct shipment sales (approximately 49% of total sales); and (3) relay sales (approximately 7% of total sales). Warehouse shipment sales are sales of products purchased, warehoused, and resold by TruServ upon orders from the Members. Direct shipment sales are sales of products purchased by TruServ but delivered directly to Members from manufacturers. Relay sales are sales of products purchased by TruServ in response to the requests of several Members for a product which is (i) included in future promotions; (ii) not normally held in inventory and (iii) is not susceptible to direct shipment. Generally, TruServ will give notice to all Members of its intention to purchase products for relay shipment and then purchase only so many of such products as the Members order. When the product shipment arrives at TruServ, it is not warehoused; rather, TruServ breaks up the shipment and "relays" the appropriate quantities to the Members who placed orders.


     TruServ also manufactures paint and paint applicators. The principal raw materials used by TruServ are chemicals including among other ingredients, resins, solvents, coalescent extenders and pigments. All raw materials are purchased from outside sources. There are no minimum/maximum purchase obligations with the vendors and they have the right to terminate their agreements at any time. Currently, there is no shortage, nor is any anticipated, of such raw materials which would materially impact operations. The raw materials purchased by TruServ from these vendors are generally available from a variety of sources. TruServ is not dependent upon any one supplier and has not experienced a problem in obtaining necessary raw materials.


     TruServ annually sponsors two "markets". Members are invited to the markets and generally place substantial orders for delivery during the period prior to the next market. During such markets, new merchandise and seasonal merchandise for the coming season is displayed to attending Members.



     As of both February 28, 1998 and February 22, 1997, the Company had a backlog of firm orders (including relay orders) of approximately $16,000,000. TruServ's backlog at any given time is made up of two principal components: (i) normal resupply orders and (ii) market orders for future delivery. Resupply orders are orders from Members for merchandise to keep inventories at normal levels. Generally, such orders are filled the day following receipt, except that relay orders for future delivery (which are in the nature of resupply orders) are not intended to be filled for several months. Market orders for future delivery are Member orders for new or seasonal merchandise placed at TruServ's four markets, for delivery during the several months subsequent to the markets. Thus, TruServ will have a relatively high backlog at the end of each market which will diminish in subsequent months until the next market.



     The retail hardware industry is characterized by intense competition. Independent retail hardware businesses served by TruServ continue to face intense competition from chain stores, discount stores, home centers and warehouse operations. Increased operating expenses for the retail stores, including increased costs due to longer open-store hours and higher rental costs of retail space, have cut into operating margins and brought pressures for lower merchandise costs, to which TruServ has been responsive through a retail oriented competitive pricing strategy on high turnover, price sensitive items. The trueAdvantage(TM) program was introduced by Cotter in 1995 and upgraded in 1997 to promote higher retail standards in order to build consumer loyalty and create a positive image for all True Value(R) stores. The trueAdvantage(TM) program is a voluntary program developed to help Members meet the wants and needs of the retail customer coming into hardware stores. The program establishes twelve standards to be met for the benefit of the retail customer. Included are state-of-the-art, high-tech standards like in-store computerization and participation in the TruServ Satellite Network as well as various "low-tech" essentials. The benefits of being a trueAdvantage(TM) Member include below market-rate business improvement financing and a 5% year-end discount on increases in their warehouse purchases.


     TruServ competes with other Member-owned and non-member-owned wholesalers as a source of supply and merchandising support for independent retailers. Competitive factors considered by independent retailers in choosing a source of supply include price, service capabilities, promotional support and merchandise selection and quality. Increased operating expenses and decreased margins have resulted in several non-member-owned wholesalers withdrawing from business.


     TruServ, through a Canadian subsidiary, owns a majority equity interest in Cotter Canada Hardware and Variety Cooperative, Inc., a Canadian wholesaler of hardware, variety and related merchandise. This cooperative serves 520 True Value(R) Hardware and V&S(R) Variety Stores, all located in Canada. The cooperative has approximately 350 employees and generated less than 5% of TruServ's consolidated revenue in fiscal year 1997.


     TruServ operates several other subsidiaries, most of which are engaged in businesses providing additional services to TruServ's Members. In the aggregate, these subsidiaries are not significant to TruServ's results of operations.


     TruServ employs approximately 5,800 persons in the United States on a full-time basis. Due to the widespread geographical distribution of TruServ's operations, employee relations are governed by the practices prevailing in the particular area and are generally dealt with locally. Approximately 22% of TruServ's hourly-wage employees are covered by collective bargaining agreements which are generally effective for periods of three or four years. In general, TruServ considers its relationship with its employees to be good.

RETAIL MEMBER AGREEMENT; FRANCHISE AND LICENSE AGREEMENTS

     The TruServ Retail Member Agreement provides, among other things, that each
Member:


          (i) will be required to own 60 shares of Class A common stock of TruServ for each store owned by such Member (up to a maximum of 300 shares for five or more stores);



          (ii) will conduct its businesses under the True Value(R), ServiStar(R) or Coast to Coast(R) names (or other affiliated names or marks) subject to the terms of the Retail Member Agreement;


          (iii) will conduct a retail hardware, lumber, building materials, home center, rental or industrial/ commercial operation at a designated location;

          (iv) will comply with TruServ's By-Laws as in effect from time to time;

          (v) will accept patronage dividends in a form complying with the requirement of the Internal Revenue Code for deduction from gross income by TruServ;

          (vi) may receive different services and pay different charges based on the volume of merchandise purchased by the Member;

          (vii) agrees to have its Retail Member Agreement terminated in certain circumstances by unilateral action by TruServ's Board of Directors;

          (viii) agrees to have its Retail Member Agreement automatically modified upon notice to the Member by TruServ of any change in its Certificate of Incorporation or By-Laws or any resolution of the Board of Directors;

          (ix) agrees to have its Retail Member Agreement governed by Illinois law, and enforced or interpreted only in courts located in Cook County, Illinois or any contiguous county; and

          (x) may terminate the Retail Member Agreement upon 60 days written notice to TruServ.


     Some of the licenses and franchise agreements of former SCC Members have been assigned by TruServ to a new wholly-owned limited liability company which was created for the purpose of continuing to operate any license or franchise activities which have been continued in that format after July 1. TruServ will review any retail activities which continue to be carried out as franchises. It is anticipated that additional licenses may be entered into periodically with respect to the Taylor Rental Centers and Grand Rental Stations. It is less likely that any additional franchise or license agreements will be entered into with respect to the other retail programs operated as franchises by SCC prior to the Merger. Rather, it is contemplated that these programs will initially be operated as part of the cooperative activities of TruServ.



                      DISTRIBUTION OF PATRONAGE DIVIDENDS



     TruServ operates on a cooperative basis with respect to business done with or for Members. All Members are entitled to receive patronage dividend distributions from TruServ on the basis of gross margins of merchandise and/or services purchased by each Member. In accordance with TruServ's By-Laws and Retail Member Agreement; the annual patronage dividend is paid to Members out of the gross margins from operations and other patronage source income, after deduction for expenses, reserves and provisions authorized by the Board of Directors.



     Patronage dividends are usually paid to Members within 90 days after the close of TruServ's fiscal year; however, the Internal Revenue Code (the "Code") permits distribution of patronage dividends as late as the 15th day of the ninth month after the close of TruServ's fiscal year, and TruServ may elect to distribute the annual patronage dividend at a later time than usual in accordance with the provisions of the Code.



     TruServ's By-Laws provide for the payment of year-end patronage dividends, after payment of at least 20% of such patronage dividends in cash, in qualified written notices of allocation including (i) Class B common stock based on par value thereof, to a maximum of 2% of the Member's net purchases of merchandise from TruServ for the year (except in unusual circumstances of individual hardships, in which case the Board of Directors reserves the right to make payments in cash), (ii) promissory (subordinated) notes, or (iii) other property. Such promissory (subordinated) notes are for a five year term, bear interest at a fixed rate based on a premium spread above comparable U.S. Treasury notes as approved by the Board of Directors, and are subordinated to all other debt of TruServ. TruServ may also issue nonqualified written notices of allocation to its Members as part of its annual patronage dividend. See "Payment of Patronage Dividends in Accordance with the Internal Revenue Code."



     In determining the form of the annual patronage dividend, a Member's required investment in Class B nonvoting common stock of TruServ had historically been limited by the Board of Directors to an amount, the cumulative value of which will not exceed two percent (2%) of the Member's net purchases of merchandise from the Company. Commencing in 1996, the Board established minimum Class B nonvoting ownership requirements (currently $25,000 for hardware stores and $15,000 for lumber stores) which may be varied from time to time and is comprised of the aggregate of a Member's various types of annual purchases multiplied by a specific percentage, that varies from 1% to 14%, decreasing as total dollar purchases by category increase. The amount of such required investment is determined by majority vote of the Board of Directors, and may be increased or decreased by such vote. The basis for determining the necessity of an increase or decrease is through evaluation of the financial needs of TruServ, while considering the needs of its membership. The consideration and method of payment for such shares is by way of the required amount being calculated as part of the annual patronage dividend distribution amount.



     Until at least December 31, 1998, new Members who join TruServ will have their patronage dividend computed and distributed in accordance with the method used prior to the Merger by the constituent corporation thereof offering the retail program (e.g., Coast to Coast(R), ServiStar(R), or True Value(R)) chosen by such new Members.



PAYMENT OF PATRONAGE DIVIDENDS IN ACCORDANCE WITH THE INTERNAL REVENUE CODE



     The Code specifically provides for the taxation of cooperatives (such as TruServ) and their patrons (such as TruServ's Members) so as to ensure that the business earnings of cooperatives are currently taxable either to the cooperatives or to the patrons.



     The shares of Class B nonvoting common stock and other written notices, which disclose to the recipient the stated amount allocated to him by TruServ and the portion thereof which is a patronage dividend, distributed by TruServ to its Members are "written notices of allocation" within the meaning of that phrase as used in the Code. For such written notices to be "qualified written notices of allocation" within the meaning of the Code, it is necessary that TruServ pay 20% or more of the annual patronage dividend in cash and that the Members consent to having the allocations (at their stated dollar amount) treated as being constructively received by them and includable in their gross income. Such written notices that do not meet these requirements are "nonqualified written notices of allocation" within the meaning of the Code. Cash, qualified written notices, and other property (except nonqualified written notices of allocation) are currently deducted from earnings in determining the taxable income of TruServ and, accordingly such qualified written notices of allocation are includable in gross income of the patron (Member). Section 1385(a) of the Code provides, in substance, that the amount of any patronage dividend which is paid in cash, qualified written notices of allocation or other property (except nonqualified written notices of allocation) shall be included in the gross income of the patron (Member) for the taxable year in which it receives such cash or such qualified written notices of allocation. In general, with respect to nonqualified written notices of allocation, no amounts are deductible by TruServ or includable in gross income of the patron (Member) until redeemed by TruServ.



     Thus, every year each Member may receive, as part of the Member's patronage dividend, non-cash "qualified written notices of allocation", which may include Class B nonvoting common stock, the stated dollar amount of which must be recognized as gross income for the taxable year in which received. The portion of the patronage dividend paid in cash (at least 20%) may be insufficient, depending on the tax bracket in each Member's case, to provide funds for the payment of income taxes for which the Member will be liable as a result of the receipt of the entire patronage dividend, including cash and Class B nonvoting common stock.

     In response to the provisions of the Code, TruServ's By-Laws provide for the treatment of the shares of Class B nonvoting common stock and such other notices as the Board of Directors may determine, distributed in payment of patronage dividends as "qualified written notices of allocation." The By-Laws provide in effect:



          (i) for payment of patronage dividends partly in cash, partly in qualified written notices of allocation (including the Class B common stock) and other property or in nonqualified written notices of allocation, and



          (ii) that membership in the organization (i.e. the status of being a Member of TruServ) shall constitute consent by the Member to take the qualified written notices of allocation or other property into account in the Member's gross income as provided in Section 1385(a) of the Code.



     Under the provisions of the Code, persons who become or became Members of TruServ or who retained their status as Members after adoption of the By-Laws providing that membership in the organization constitutes consent, and after receiving written notification and a copy of the By-Laws are deemed to have consented to the tax treatment of the cash and the qualified written notices of allocation in which the patronage dividends are paid, in accordance with Section 1385(a) of the Code. Written notification of the adoption of the By-Laws and its significance, and a copy of the By-Laws, were sent to each then existing Member and have been, and will continue to be, delivered to each party that became, or becomes, a Member thereafter. Such consent is then effective except as to patronage occurring after the distributee ceases to be a Member of the organization or after the By-Laws of the organization cease to contain the provision with respect to the above described consent. Such consent may be revoked by the Member only by terminating its membership in TruServ in the manner provided in its Retail Member Agreement.



     Each year since 1978, TruServ has paid its Members 30% of the annual patronage dividend in cash in respect to patronage (excluding nonqualified written notices of allocation) occurring in the preceding year. It is the judgment of management that the payment of 30% or more of patronage dividends in cash will not have a material adverse effect on the operations of TruServ or its ability to maintain adequate working capital for the normal requirements of its business. However, TruServ is obligated to distribute only 20% of the annual patronage dividend (excluding nonqualified written notices of allocation) in cash and it may distribute this lesser percentage in future years.



     In order to avoid the administrative inconvenience and expense of issuing separate certificates representing shares of Class B nonvoting common stock to each Member, TruServ deposits a bulk certificate with Harris Trust and Savings Bank, Chicago, Illinois for safekeeping for and on behalf of its Members and sends a written notice to each Member of these deposits and the allocation thereof to such Member.

                                   MANAGEMENT



     The directors, senior and executive officers of TruServ are as follows:



DONALD C. BELT -- 51


Senior Vice President, Marketing and Strategic Development



J.W. (BILL) BLAGG -- 48


Director



DANIEL T. BURNS -- 47


Senior Vice President and General Counsel



WILLIAM M. CLAYPOOL, III -- 75


Director



DANIEL A. COTTER -- 62


Director, Chief Executive Officer and Chairman of the Board



BERNARD D. DAY -- 50


Senior Vice President, Lumber



JAY FEINSOD -- 54


Director



DAVE GUTHRIE -- 45


Director



WILLIAM M. HALTERMAN -- 50


Director



WILLIAM HOOD -- 58


Director



JAMES HOWENSTEIN -- 54


Director



DONALD J. HOYE -- 49


Executive Vice President -- Business Development



JERRALD T. KABELIN -- 60


Director



PETER G. KELLY -- 54


Director



KERRY J. KIRBY -- 52


Executive Vice President, Finance and Chief Financial Officer



ROBERT J. LADNER -- 52


Director



PAUL M. LEMERISE -- 52


Executive Vice President, Chief Information Officer



EUGENE J. O'DONNELL -- 51


Executive Vice President -- Merchandising



ROBERT OSTROV -- 49


Senior Vice President, Human Resources



PAUL E. PENTZ -- 57


Director, President & Chief Operating Officer

JOHN P. SEMKUS -- 52


Senior Vice President, Distribution and Transportation



GEORGE V. SHEFFER -- 45


Director



DENNIS A. SWANSON -- 58


Director



RUSS THOMAS -- 58


Senior Vice President, Human Resources



JOHN WAKE, JR. -- 42


Director



JOHN M. (MITCH) WEST, JR. -- 45


Director



BARBARA B. WILKERSON -- 49


Director



     During the past five years, the principal occupation of each director of the Company, other than Daniel A. Cotter and Paul E. Pentz, was the operation of retail hardware stores or lumber/building materials stores.



                          DESCRIPTION OF COMMON STOCK



     DIVIDEND RIGHTS. Dividends (other than patronage dividends) upon the Class A common stock and Class B nonvoting common stock, subject to the provisions of TruServ's Certificate of Incorporation, may be declared out of gross margins of TruServ, other than gross margins from operations with or for Members and other patronage source income, after deduction for expenses, reserves and provisions authorized by the Board of Directors. Dividends may be paid in cash, in property, or in shares of the common stock, subject to the provisions of the Certificate of Incorporation (See "Dividends").



     VOTING RIGHTS. The Class A common stock, which is the sole voting stock, is offered only in sixty (60) share units, and no party may acquire more than five units. The holders of Class A common stock have the exclusive voting power upon all questions submitted to stockholders (including the election of Directors), being entitled to one vote per share. Pursuant to the Certificate of Incorporation and By-Laws of TruServ, the Board of Directors consists of directors who are elected for staggered three-year terms.



     LIQUIDATION RIGHTS. Upon dissolution, liquidation or winding up of the Company, voluntary or involuntary, the assets are to be divided among and distributed ratably to the holders of shares of Class A common stock and Class B nonvoting common stock pro rata in accordance with their holdings and without preference as between the classes.



     PREEMPTIVE RIGHTS. Each shareholder has the right to purchase, and must purchase when he becomes a stockholder-Member, sixty (60) shares of Class A common stock per store, up to a maximum of 300 shares for five or more stores. No shares of Class A common stock shall be issued or sold except in such units and under such circumstances. No shares of Class B nonvoting common stock shall be issued or sold except to parties who are, at the time of issuance, holders of shares of Class A common stock.



     REDEMPTION PROVISIONS. The Retail Member Agreement (the "Agreement") may be terminated by either TruServ or the Member on sixty (60) days' written notice. Termination by TruServ requires approval by a two-thirds vote of the Board of Directors, except in the following circumstances where TruServ has the right to immediately terminate the Agreement: the Member becomes insolvent, commits any act of bankruptcy, files a voluntary petition in bankruptcy, is adjudicated as bankrupt, or commits a breach of any obligation under the Agreement, which breach is not cured within sixty (60) days after written notice to the Member by TruServ. In the event the Agreement is terminated, TruServ undertakes to purchase and the Member is required to sell all of his Class A common stock and Class B nonvoting common stock at a price equal to the par value thereof. Payment for the Class A common stock will be in cash. Payment for the Class B nonvoting common stock will be a note payable in five equal annual instalments which bears interest at a rate per annum as determined by the Board of Directors.

     STOCKHOLDERS. As of February 28, 1998, there were approximately 8,998 stockholders of Class A common stock and approximately 8,843 stockholders of Class B nonvoting common stock.



     OTHER RESTRICTIONS AND RIGHTS. (a) There are no conversion rights, sinking fund provisions, or liability to further calls or assessment by TruServ in regard to the Class A common stock.



     (b) TruServ is given an automatic lien to secure the payment of any indebtedness due TruServ from any stockholder of record upon the Class A common stock and Class B nonvoting common stock shares of such stockholder and upon any declared and unpaid dividends thereon.



     (c) There is no existing market for the Class A common stock being offered hereby. Whenever any stockholder may desire to dispose in any manner, by sale, gift or otherwise, of all or any part of his shares of either class of common stock, and whenever any stockholder dies or suffers any other event giving rise to voluntary or involuntary transfer, by operation of law or otherwise, of all or part of his said shares, TruServ is given the option, exercisable within ninety (90) days following the date upon which it receives written notice from the stockholder, his heirs, executors, personal representatives or other party in interest, as the case may be, of the intended disposition or of the death of the stockholder or other event giving rise to voluntary or involuntary transfer of the shares, to repurchase all shares referred to in the notice. The option price in the case of either class of common stock is the par value thereof. Any disposition or attempted disposition or transfer, voluntary or involuntary, of common stock of TruServ is null and void and confers no rights upon the transferee unless and until TruServ has been given the required notice and has failed to exercise its option to purchase within the specified time. The above restrictions do not apply, in the case of a pledge by a stockholder of any of his shares in a bona fide transaction as security for a debt, until the pledge or lienholder forecloses the pledge or lien. The above restrictions do not apply at all in the case of a Class B nonvoting common stock disposition to a person who is the owner of shares of Class A common stock of TruServ.


                                 LEGAL MATTERS


     The legality of the issuance of the Class A common stock offered hereby has been passed upon for TruServ by Messrs. Arnstein & Lehr, Suite 1200, 120 South Riverside Plaza, Chicago, Illinois 60606.

ITEM 14(A). INDEX TO CONSOLIDATED FINANCIAL STATEMENTS.


                                                                PAGE(S)
                                                                -------
Report of Independent Auditors..............................          20
Consolidated Balance Sheet at December 31, 1997 and December
  28, 1996..................................................          21
Consolidated Statement of Operations for each of the three
  years in the period ended December 31, 1997...............          22
Consolidated Statement of Cash Flows for each of the three
  years in the period ended December 31, 1997...............          23
Consolidated Statement of Capital Stock and Retained
  Earnings for each of the three years in the period ended
  December 31, 1997.........................................          24
Notes to Consolidated Financial Statements..................    25 to 35

                         REPORT OF INDEPENDENT AUDITORS

To the Members and the Board of Directors
TruServ Corporation

     We have audited the accompanying consolidated balance sheets of TruServ Corporation (formerly Cotter & Company) as of December 31, 1997 and December 28, 1996, and the related consolidated statements of operations, cash flows, and capital stock and retained earnings for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of TruServ Corporation at December 31, 1997 and December 28, 1996 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.
                                          ERNST & YOUNG LLP
Chicago, Illinois
February 23, 1998

                              TRUSERV CORPORATION

                           CONSOLIDATED BALANCE SHEET


                                                              DECEMBER 31,   DECEMBER 28,
                                                                  1997           1996
                                                              ------------   ------------
                                                                    (000'S OMITTED)
ASSETS
Current assets:
  Cash and cash equivalents.................................   $    2,224      $  1,662
  Accounts and notes receivable.............................      476,527       307,205
  Inventories...............................................      543,946       347,554
  Prepaid expenses..........................................       16,092        13,517
                                                               ----------      --------
     Total current assets...................................    1,038,789       669,938
Properties, less accumulated depreciation...................      241,236       171,011
Estimated goodwill, net.....................................      107,711            --
Other assets................................................       51,177        13,036
                                                               ----------      --------
     Total assets...........................................   $1,438,913      $853,985
                                                               ==========      ========
LIABILITIES AND CAPITALIZATION
Current liabilities:
  Accounts payable..........................................   $  455,906      $287,291
  Accrued expenses..........................................      116,659        51,149
  Short-term borrowings.....................................      215,467        70,594
  Current maturities of notes and long-term debt............       62,640        43,458
  Patronage dividend payable in cash........................       12,142        16,142
                                                               ----------      --------
     Total current liabilities..............................      862,814       468,634
Long-term debt..............................................      169,209        80,145
Capitalization:
  Promissory (subordinated) and installment notes...........      172,579       185,366
  Class A common stock, net of subscriptions receivable;
     authorized 750,000 shares; issued and fully paid
     387,240 and 48,480 shares; issued 144,865 shares (net
     of receivable of $6,269,000) in 1997; subscribed 5,010
     and 290 shares (net of stock subscription receivable of
     $20,000 and $1,000)....................................       47,423         4,876
  Class B nonvoting common stock and paid-in capital;
     authorized 4,000,000 shares; issued and fully paid
     1,681,934 and 1,043,521 shares; issuable as partial
     payment of patronage dividends 177,655 and 84,194
     shares.................................................      187,259       114,053
Retained earnings...........................................          685         1,751
                                                               ----------      --------
                                                                  407,946       306,046
Foreign currency translation adjustment.....................       (1,056)         (840)
                                                               ----------      --------
     Total capitalization...................................      406,890       305,206
                                                               ----------      --------
     Total liabilities and capitalization...................   $1,438,913      $853,985
                                                               ==========      ========


                See Notes to Consolidated Financial Statements.

                              TRUSERV CORPORATION

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                              FOR THE YEARS ENDED
                                                   ------------------------------------------
                                                   DECEMBER 31,   DECEMBER 28,   DECEMBER 30,
                                                       1997           1996           1995
                                                   ------------   ------------   ------------
                                                                (000'S OMITTED)
Revenues.........................................   $3,331,686     $2,441,707     $2,437,002
Cost and expenses:
  Cost of revenues...............................    3,090,666      2,245,071      2,234,934
  Warehouse, general and administrative..........      148,767        115,457        114,107
  Interest paid to Members.......................       17,865         18,460         20,627
  Other interest expense.........................       19,100         10,175          9,298
  Gain on sale of properties.....................         (990)            --             --
  Other income, net..............................       (1,688)          (228)        (1,177)
  Income tax expense.............................        1,600            362            176
                                                    ----------     ----------     ----------
                                                     3,275,320      2,389,297      2,377,965
                                                    ----------     ----------     ----------
Net margins before merger integration costs......       56,366         52,410         59,037
Merger integration costs.........................       13,650             --             --
                                                    ----------     ----------     ----------
Net margins......................................   $   42,716     $   52,410     $   59,037
                                                    ==========     ==========     ==========

                See Notes to Consolidated Financial Statements.

                              TRUSERV CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS


                                                                       FOR THE YEARS ENDED
                                                            ------------------------------------------
                                                            DECEMBER 31,   DECEMBER 28,   DECEMBER 30,
                                                                1997           1996           1995
                                                            ------------   ------------   ------------
                                                                         (000'S OMITTED)
Operating activities:
  Net margins.............................................    $ 42,716       $ 52,410       $ 59,037
  Adjustments to reconcile net margins to cash and cash
     equivalents from operating activities:
     Depreciation and amortization........................      25,451         20,561         20,706
     Provision for losses on accounts and notes
       receivable.........................................       2,361          3,201          3,741
     Changes in operating assets and liabilities -- net of
       acquisition in 1997:
       Accounts and notes receivable......................      47,288        (38,581)       (13,921)
       Inventories........................................     (33,953)       (32,243)        69,436
       Accounts payable...................................     (28,464)       (10,593)       (36,584)
       Accrued expenses...................................     (35,463)        (2,563)         7,552
     Other adjustments, net...............................        (165)        (1,801)        (3,327)
                                                              --------       --------       --------
       Net cash and cash equivalents provided by (used
          for) operating activities.......................      19,771         (9,609)       106,640
                                                              --------       --------       --------
Investing activities:
  Additions to properties owned...........................     (38,493)       (23,530)       (24,904)
  Proceeds from sale of properties owned..................       2,628          3,151          5,022
  Changes in other assets.................................      (8,494)        (1,388)           617
                                                              --------       --------       --------
       Net cash and cash equivalents used for investing
          activities......................................     (44,359)       (21,767)       (19,265)
                                                              --------       --------       --------
Financing activities:
  Payment of patronage dividend...........................     (20,619)       (18,315)       (18,383)
  Payment of notes, long-term debt and lease
     obligations..........................................    (179,363)       (40,271)       (43,106)
  Proceeds from long-term borrowings......................     102,897          1,693          3,000
  Increase (decrease) in short-term borrowings............     142,755         67,937         (6,672)
  Purchase of common stock................................     (24,585)          (660)        (1,740)
  Proceeds from sale of Class A common stock..............       4,065            181            168
                                                              --------       --------       --------
       Net cash and cash equivalents provided by (used
          for) financing activities.......................      25,150         10,565        (66,733)
                                                              --------       --------       --------
Net increase (decrease) in cash and cash equivalents......         562        (20,811)        20,642
                                                              --------       --------       --------
Cash and cash equivalents at beginning of year............       1,662         22,473          1,831
                                                              --------       --------       --------
Cash and cash equivalents at end of year..................    $  2,224       $  1,662       $ 22,473
                                                              ========       ========       ========


                See Notes to Consolidated Financial Statements.

                              TRUSERV CORPORATION

         CONSOLIDATED STATEMENT OF CAPITAL STOCK AND RETAINED EARNINGS


                                                        FOR THE THREE YEARS ENDED DECEMBER 31, 1997
                                                       ----------------------------------------------
                                                           COMMON STOCK
                                                       --------------------                 FOREIGN
                                                          $100 PAR VALUE                   CURRENCY
                                                       --------------------   RETAINED    TRANSLATION
                                                       CLASS A     CLASS B    EARNINGS    ADJUSTMENT
                                                       -------     -------    --------    -----------
                                                                      (000'S OMITTED)
Balances at December 31, 1994........................  $ 6,370    $116,663    $  3,764      $  (915)
  Net margins........................................                           59,037
  Foreign currency translation adjustment............                                            73
  Patronage dividend.................................                6,422     (60,140)
  Stock subscriptions................................      156
  Stock purchased and retired........................   (1,232)    (10,023)
                                                       -------    --------    --------      -------
Balances at December 30, 1995........................    5,294     113,062       2,661         (842)
  Net margins........................................                           52,410
  Foreign currency translation adjustment............                                             2
  Patronage dividend.................................                8,645     (53,320)
  Stock subscriptions................................      189
  Stock purchased and retired........................     (607)     (7,654)
                                                       -------    --------    --------      -------
Balances at December 28, 1996........................    4,876     114,053       1,751         (840)
  Net margins........................................                           42,716
  Foreign currency translation adjustment............                                          (216)
  Patronage dividend.................................               26,304     (43,782)
  Stock issued for increase in Class A
     requirements....................................   23,100     (23,100)
  Stock issued for paid-up subscriptions.............    8,386
  Stock issued due to acquisition, net of
     subscription receivable.........................   13,608     117,067
  Stock purchased and retired........................   (2,547)    (47,065)
                                                       -------    --------    --------      -------
Balances at December 31, 1997........................  $47,423    $187,259    $    685      $(1,056)
                                                       =======    ========    ========      =======



     Class A common stock amounts are net of unpaid amounts of $6,289,000 relating to 144,865 issued shares and 5,010 subscribed shares at December 31, 1997 and unpaid amounts of $1,000 at December 28, 1996, December 30, 1995 and December 31, 1994 for 290, 240, and 360 subscribed shares, respectively.


                See Notes to Consolidated Financial Statements.

                              TRUSERV CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS AND ACCOUNTING POLICIES

     TruServ Corporation ("TruServ" or the "Company") is a Member-owned wholesaler of hardware, lumber/building materials and related merchandise. The Company also manufactures paint and paint applicators. The Company's goods and services are sold predominantly within the United States, primarily to retailers of hardware, lumber/building materials and related lines, each of whom has purchased 60 shares per store (up to a maximum of 5 stores) of the Company's Class A common stock upon becoming a Member. The Company operates in a single industry as a Member-owned wholesaler cooperative. All Members are entitled to receive patronage dividend distributions from the Company on the basis of gross margins of merchandise and/or services purchased by each Member. In accordance with the Company's By-laws, the annual patronage dividend is paid to Members out of gross margins from operations and other patronage source income, after deduction for expenses and provisions authorized by the Board of Directors.


     On July 1, 1997, TruServ Corporation, formerly Cotter & Company (Cotter), merged with ServiStar Coast to Coast Corporation ("SCC") (the "Merger"). SCC was a hardware wholesaler organized in 1935 with a strong presence in retail lumber and building materials. The transaction was accounted for using the purchase accounting method. The Consolidated Balance Sheet at December 31, 1997 reflects the post-Merger Company. The Consolidated Balance Sheet at December 28, 1996 reflects the pre-Merger Company. The Consolidated Statement of Operations and Consolidated Statement of Cash Flows for the year ended December 31, 1997, reflect the results of the post-Merger Company, which include the results of operations of the former SCC since July 1, 1997. The Consolidated Statement of Operations and Consolidated Statement of Cash Flows for the years ended December 28, 1996 and December 30, 1995 reflect the results of the pre-Merger Company.


     The significant accounting policies of the Company are summarized below:

BUSINESS COMBINATION


     On July 1, 1997, pursuant to an Agreement and Plan of Merger dated December 9, 1996 between Cotter, a Delaware corporation, and SCC, SCC merged with and into Cotter, with Cotter being the surviving corporation. Cotter was renamed TruServ Corporation effective with the Merger. Each outstanding share of SCC common stock and SCC Series A stock (excluding those shares canceled pursuant to Article III of the Merger Agreement) were converted into the right to receive one fully paid and nonassessable share of TruServ Class A common stock and each two outstanding shares of SCC preferred stock were converted into the right to receive one fully paid and non-assessable share of TruServ Class B common stock. A total of 270,500 and 1,170,670 shares of TruServ Class A common stock and Class B common stock, respectively, were issued in connection with the Merger. Also 231,000 additional shares of TruServ Class A common stock were issued in exchange for Class B common stock to pre-Merger stockholders of Cotter to satisfy the Class A common stock ownership requirement of 60 shares per store (up to a maximum of 5 stores) applicable to such Members as a result of the Merger.


     The following summarized unaudited pro forma operating data for the years ended December 31, 1997 and December 28, 1996 is presented below giving effect to the Merger as if it had been consummated at the beginning of the respective periods. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations that actually would have resulted had the combination been in effect on the dates indicated, or which may result in the future. The pro forma results exclude one-time non-recurring charges or credits directly attributable to the transaction.

     The pro forma adjustments consist of (i) an adjustment for amortization of the estimated excess of cost over fair value of the net assets of SCC, (ii) an adjustment for interest expense of promissory notes issued to former SCC Members for excess Class B common stock in connection with the Merger, (iii) an adjustment

                              TRUSERV CORPORATION
for interest expenses on short-term borrowings obtained in connection with the Merger and (iv) an adjustment for incremental differences in depreciation expense.

                                                                 PRO FORMA FOR THE YEARS ENDED
                                                                -------------------------------
                                                                DECEMBER 31,       DECEMBER 28,
                                                                    1997               1996
                                                                ------------       ------------
                                                                        (000'S OMITTED)
Revenues....................................................    $  4,224,215       $  4,211,579
Net margin..................................................    $     67,357       $     70,293

     To refinance the existing debt of SCC and pay related fees and expenses, the Company entered into a revolving loan agreement of up to $300,000,000 in short-term credit facilities with a group of banks and $100,000,000 of long-term debt.

     The total purchase price of approximately $141,400,000 was allocated to assets and liabilities of the Company based on the estimated fair value as of the date of acquisition. The allocation was based on preliminary estimates which may be revised up until July 1, 1998. The excess of consideration paid over the estimated fair value of net assets acquired in the amount of $109,200,000 has been recorded as goodwill and is being amortized on a straight-line basis over forty years.


     In connection with the purchase business combination, an estimated liability of $38,200,000 was recognized for costs associated with the Merger plan. The Merger plan specifies that certain former SCC employment positions, approximately 1,200 in total, will be eliminated substantially within one year. As of December 31, 1997, approximately 75% of these employees have been terminated resulting in a $5,700,000 charge against the liability. The Merger plan specifies the closure of redundant former SCC distribution centers and the elimination of overlapping former SCC inventory items stockkeeping units substantially within a one-year period. Distribution centers closing costs include net occupancy and costs after facilities are vacated. In addition, stockkeeping unit reduction costs include losses on the sale of inventory items which have been discontinued solely as a result of the Merger. As of December 31, 1997, $600,000 relating to distribution center closing costs have been charged against the liability. Merger integration costs of $13,650,000 consists of one time non-recurring expenses directly attributable to the Merger including distribution center closings, severance pay, information service costs and general and administrative costs.


Consolidation

     The consolidated financial statements include the accounts of the Company and all wholly-owned subsidiaries. The consolidated financial statements also include the accounts of Cotter Canada Hardware and Variety Cooperative, Inc., a Canadian Member-owned wholesaler of hardware, variety and related merchandise, in which the Company has a majority equity interest.

Capitalization

     The Company's capital (Capitalization) is derived from Class A voting common stock and retained earnings, together with promissory (subordinated) notes and Class B nonvoting common stock issued in connection with the Company's annual patronage dividend. The By-laws provide for partially meeting the Company's capital requirements by payment of the year-end patronage dividend.

     In accordance with the Merger Agreement, patronage dividends earned through June 30, 1997 were declared and paid to former Cotter & Company Members in August 1997. Patronage dividends earned from July 1, 1997 through December 31, 1997 were declared and will be paid to TruServ Members in the first quarter of 1998, with at least thirty percent of the patronage dividend paid in cash and the remainder paid through the issuance of the Company's Class B nonvoting common stock. The Class B nonvoting common

                              TRUSERV CORPORATION
stock that will be issued for the December 31, 1997 patronage dividend will be designated as non-qualified and not taxable to the Member until redeemed at a future date. The non-qualified notices in addition to not being taxable will be included as part of a Members required investment in Class B nonvoting common stock. Any further distributions after meeting the Class B nonvoting common stock requirements agreed upon in the Merger Agreement will be in cash rather than in promissory notes. Such patronage dividends, consisting of substantially all of the Company's patronage source income, have been paid since 1949.


     Membership may be terminated without cause by either the Company or the Member upon ninety days' written notice. In the event membership is terminated, the Company undertakes to purchase, and the Member is required to sell to the Company, all of the Member's Class A common stock and Class B nonvoting common stock at par value. Payment for the Class A common stock will be in cash. Payment for the qualified Class B nonvoting common stock will be a note payable in five equal annual installments.


Cash equivalents

     The Company classifies its temporary investments in highly liquid debt instruments, with an original maturity of three months or less, as cash equivalents.

Inventories

     Inventories are stated at the lower of cost, determined on the 'first-in, first-out' basis, or market.

Properties

     Properties are recorded at cost. Depreciation and amortization are computed by using the straight-line method over the following estimated useful lives: buildings and improvements - 10 to 40 years; machinery and warehouse, office and computer equipment - 5 to 10 years; transportation equipment - 3 to 7 years; and leasehold improvements - the life of the lease without regard to options for renewal.

Goodwill

     Goodwill represents the excess of cost over the fair value of net assets acquired and is amortized using the straight line method over 40 years.

Asset Impairment

     For purposes of determining impairment, management groups long-lived assets based on a geographic region or revenue producing activity as appropriate. Such review includes, among other criteria, management's estimate of future cash flows for the region or activity. If the estimated future cash flow (undiscounted and without interest charges) were not sufficient to recover the carrying value of the long-lived assets, including associated goodwill, of the region or activity, such assets would be determined to be impaired and would be written down to fair value. There was no asset impairment as of December 31, 1997.

Revenue Recognition

     The Company recognizes revenue when merchandise is shipped or services are rendered.

Retirement plans

     The Company sponsors two noncontributory defined benefit retirement plans covering substantially all of its employees. Company contributions to union-sponsored defined contribution plans are based on collectively bargained rates times hours worked. The Company's policy is to fund annually all tax-qualified plans to the extent deductible for income tax purposes.

                              TRUSERV CORPORATION

Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Reclassification

     Certain prior year amounts have been reclassified to conform to the 1997 presentation.

Reporting year

     The Company's reporting year end was changed to December 31 from the Saturday closest to December 31 starting December 31, 1997.

2. INVENTORIES

     Inventories consisted of:

                                                              DECEMBER 31,   DECEMBER 28,
                                                                  1997           1996
                                                              ------------   ------------
                                                                    (000'S OMITTED)
Manufacturing inventories:
  Raw materials.............................................    $  4,878       $  2,797
  Work-in-process and finished goods........................      29,241         24,558
                                                                --------       --------
                                                                  34,119         27,355
Merchandise inventories.....................................     509,827        320,199
                                                                --------       --------
                                                                $543,946       $347,554
                                                                ========       ========

3. PROPERTIES

     Properties consisted of:

                                                              DECEMBER 31,   DECEMBER 28,
                                                                  1997           1996
                                                              ------------   ------------
                                                                    (000'S OMITTED)
Buildings and improvements..................................    $240,700       $179,206
Machinery and warehouse equipment...........................      92,832         61,183
Office and computer equipment...............................     113,386         74,065
Transportation equipment....................................      28,470         27,763
                                                                --------       --------
                                                                 475,388        342,217
Less accumulated depreciation...............................     248,168        183,252
                                                                --------       --------
                                                                 227,220        158,965
Land........................................................      14,016         12,046
                                                                --------       --------
                                                                $241,236       $171,011
                                                                ========       ========

                              TRUSERV CORPORATION

4. LONG-TERM DEBT AND BORROWING ARRANGEMENTS

     Long-term debt consisted of:

                                                              DECEMBER 31,   DECEMBER 28,
                                                                  1997           1996
                                                              ------------   ------------
                                                                    (000'S OMITTED)
Senior Notes:
  8.60%.....................................................    $ 44,000       $47,000
  7.38%.....................................................      50,000            --
  6.91%.....................................................      25,000            --
  6.73%.....................................................      25,000            --
Term loans:
  5.97%.....................................................       1,500         2,437
  Variable (6.84% and 7.33%, respectively)..................       6,200         6,200
Redeemable (subordinated) term notes:
  Fixed Interest rates ranging from 6.84% to 7.61%..........      29,511        26,683
Industrial Revenue Bonds (4.50% and 5.28%, respectively)....       4,000         4,000
Other.......................................................       2,436         3,829
                                                                --------       -------
                                                                 187,647        90,149
Less amounts due within one year............................      18,438        10,004
                                                                --------       -------
                                                                $169,209       $80,145
                                                                ========       =======

     The principal payments for: the 8.60% senior note are due quarterly in incrementally increasing amounts through maturity in 2007, the 7.38% senior note are due annually in the amount of $4,545,000 starting in 2002 through maturity in 2012, the 6.91% senior note are due annually in the amount of $3,571,000 starting November 2001 until maturity in 2007, the 6.73% senior note is due in full in November 2002 and the 5.97% term loan are due quarterly in the amount of $187,500 which began in 1996 and matures in 1999. Payment for the variable term loan is due in 1999.

     The redeemable (subordinated) term notes have two to four year terms and are issued in exchange for promissory (subordinated) notes that were held by promissory note holders, who do not own the Company's Class A common stock. Also, effective October 1, 1996, the term notes were opened for purchase by investors that are affiliated with the Company.

     On October 1, 1997, and every three-year period thereafter, the interest rate on the industrial revenue bonds will be adjusted based on a bond index. These bonds may be redeemed at face value at the option of either the Company or the bondholders at each interest reset date through maturity in 2003.

     Total maturities of long-term debt for fiscal years 1998, 1999, 2000, 2001, 2002 and thereafter are $18,438,000, $22,372,000, $8,290,000, $10,012,000,
$37,224,000 and $91,311,000, respectively.

     At December 31, 1997, the Company had established a $300,000,000 five-year revolving credit facility with a group of banks. In addition, the Company has various short-term lines of credit available under informal agreements with lending banks, cancelable by either party under specific circumstances. The borrowings under these agreements were $210,000,000 and $70,594,000 at December 31, 1997 and December 28, 1996, respectively, and were at a weighted average interest rate of 6.4% and 5.5%, respectively.

     The Company is required to meet certain financial ratios and covenants pertaining to certain debt arrangements.

     See Note 7 regarding the fair value of financial instruments.

                              TRUSERV CORPORATION

5. LEASE COMMITMENTS

     The Company rents buildings and warehouses, office, computer and transportation equipment. The following is a schedule of future minimum lease payments under long-term non-cancelable leases as of December 31, 1997 (000's omitted):

                        FISCAL YEARS
                        ------------
  1998......................................................    $ 17,029
  1999......................................................      16,016
  2000......................................................      12,363
  2001......................................................       9,480
  2002......................................................       9,274
  Thereafter................................................      60,389
                                                                --------
Net minimum lease payments..................................    $124,551
                                                                ========

     Rent expense under operating leases was $19,890,000, $14,971,000 and $10,063,000 for the years ended December 31, 1997, December 28, 1996 and December 30, 1995, respectively.

6. CAPITALIZATION

     Promissory (subordinated) and installment notes consisted of:

                                                                DECEMBER 31,    DECEMBER 28,
                                                                    1997            1996
                                                                ------------    ------------
                                                                      (000'S OMITTED)
Promissory (subordinated) notes -
  Due on December 31, 1997 -- 10.00%........................      $     --        $ 16,037
  Due on December 31, 1997 -- 7.87%.........................            --          14,832
  Due on December 31, 1998 -- 7.47%.........................        14,252          14,886
  Due on December 31, 1998 -- 8.00%.........................        25,128          25,684
  Due on December 31, 1999 -- 7.86%.........................        14,104          15,349
  Due on December 31, 1999 -- 8.00%.........................        23,809          24,254
  Due on December 31, 1999 -- 8.20%.........................        22,528          23,431
  Due on December 31, 2000 -- 6.50%.........................        22,493          23,010
  Due on December 31, 2000 -- 7.42%.........................        14,951              --
  Due on December 31, 2000 -- 7.58%.........................        28,357          29,315
  Due on December 31, 2001 -- 8.06% (issued in 1997)........        23,567          25,123
Term (subordinated) notes -
  Due on June 30, 2002 -- 8.06% (issued in 1998)............        13,334              --
Installment notes at interest rates of 6.00% to 8.20% with
  maturities through 2002...................................        14,258           6,899
                                                                  --------        --------
                                                                   216,781         218,820
Less amounts due within one year............................        44,202          33,454
                                                                  --------        --------
                                                                  $172,579        $185,366
                                                                  ========        ========

     Promissory notes were issued for partial payment of the annual patronage dividend. Promissory notes are subordinated to indebtedness to banking institutions, trade creditors and other indebtedness of the Company as specified by its Board of Directors. Due to a change in the Company's patronage policy effective in 1997, notes will no longer be issued as part of the patronage dividend. Prior experience indicates that the maturities of a significant portion of the notes due within one year are extended, for a three year period, at interest rates

                              TRUSERV CORPORATION
substantially equivalent to competitive market rates of comparable instruments. The Company anticipates that this practice of extending notes will continue.

     Total maturities of promissory and installment notes for fiscal years 1998, 1999, 2000, 2001 and 2002 are $44,202,000, $64,494,000, $68,746,000, $25,387,000
and $13,952,000, respectively.

     Term notes were issued in connection with the redemption of excess B stock. Term notes are subordinated to indebtedness to banking institutions, trade creditors and other indebtedness of the Company as specified by its Board of Directors.

     See note 7 regarding the fair value of financial instruments.

7. FAIR VALUE OF FINANCIAL INSTRUMENTS

     Due to the uncertainty of the ultimate maturities of the promissory (subordinated) notes, management believes it is impracticable to estimate their fair value. The carrying amounts of the Company's other financial instruments approximate fair value. Fair value was estimated using discounted cash flow analyses, based on the Company's incremental borrowing rate for similar borrowings.

8. INCOME TAXES

     Significant components of the provision (benefit) for income taxes are as follows:

                                                                     FOR THE YEARS ENDED
                                                          ------------------------------------------
                                                          DECEMBER 31,   DECEMBER 28,   DECEMBER 30,
                                                              1997           1996           1995
                                                          ------------   ------------   ------------
                                                                       (000'S OMITTED)
Current:
  Federal...............................................     $   --         $  --          $(363)
  State.................................................        491           237            379
  Foreign...............................................        343           275            273
                                                             ------         -----          -----
  Total current.........................................        834           512            289
                                                             ------         -----          -----
Deferred:
  Federal...............................................        703          (147)          (145)
  State.................................................        124           (26)           (26)
  Foreign...............................................        (61)           23             58
                                                             ------         -----          -----
  Total deferred........................................        766          (150)          (113)
                                                             ------         -----          -----
                                                             $1,600         $ 362          $ 176
                                                             ======         =====          =====

                              TRUSERV CORPORATION

     The Company operates as a nonexempt cooperative and is allowed a deduction in determining its taxable income for amounts paid as qualified patronage dividend based on margins from business done with or for Members. The reconciliation of income tax expense to income tax computed at the U.S. federal statutory tax rate of 35% in fiscal year 1997, 1996 and 1995 is as follows:



                                                                        FOR THE YEARS ENDED
                                                            --------------------------------------------
                                                            DECEMBER 31,    DECEMBER 28,    DECEMBER 30,
                                                                1997            1996            1995
                                                            ------------    ------------    ------------
                                                                          (000'S OMITTED)
Tax at U.S. statutory rate..............................      $ 15,511        $ 18,470        $ 20,725
Effects of:
  Patronage dividend....................................       (15,324)        (18,662)        (21,049)
  State income taxes, net of federal tax benefit........           400             137             229
  Other, net............................................         1,013             417             271
                                                              --------        --------        --------
                                                              $  1,600        $    362        $    176
                                                              ========        ========        ========



     Deferred income taxes reflect the net tax effects of a net operating loss carryforward, which expires in 2012; alternative minimum tax credit carryforwards, which do not expire, and temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. To the extent tax benefits are subsequently recognized in excess of the net deferred tax assets, the valuation allowance for deferred tax assets will reduce goodwill. Significant components of the Company's deferred tax assets and liabilities are as follows:



                                                                    FOR THE YEARS ENDED
                                                                ----------------------------
                                                                DECEMBER 31,    DECEMBER 28,
                                                                    1997            1996
                                                                ------------    ------------
                                                                      (000'S OMITTED)
Deferred tax assets:
  Net operating loss carryforwards..........................      $  9,937         $  466
  AMT credit carryforward...................................           911            911
  Nonqualified notices of allocation........................         6,890             --
  Bad debt provision........................................         3,305          1,298
  Vacation pay..............................................         3,225          2,119
  Contributions to fund retirement plans....................           627            886
  Rent expense..............................................         1,819             --
  Merger-related valuations and accruals....................        21,656             --
  Other.....................................................         1,280            851
                                                                  --------         ------
Total deferred tax assets...................................        49,650          6,531
Valuation allowance for deferred tax assets.................       (25,000)            --
                                                                  --------         ------
Net deferred tax assets.....................................        24,650          6,531
Deferred tax liabilities:
  Tax depreciation in excess of book........................         5,102          2,100
  Inventory capitalization..................................         1,725            835
  Other.....................................................         1,333          1,557
                                                                  --------         ------
Total deferred tax liabilities..............................         8,160          4,492
                                                                  --------         ------
Net deferred taxes..........................................      $ 16,490         $2,039
                                                                  ========         ======

                              TRUSERV CORPORATION

9. CASH FLOW

     On July 1, 1997, the Company merged with SCC. The transaction was accounted for using the purchase accounting method. The Merger was accomplished by converting SCC shares into TruServ shares. See Note 1 for additional comments.

     The patronage dividend and promissory (subordinated) note renewals relating to non-cash operating and financing activities are as follows:


                                                                      FOR THE YEAR ENDED
                                                          ------------------------------------------
                                                          DECEMBER 31,   DECEMBER 28,   DECEMBER 30,
                                                              1997           1996           1995
                                                          ------------   ------------   ------------
                                                                       (000'S OMITTED)
Patronage dividend payable in cash......................    $ 12,142       $16,142        $18,315
Promissory (subordinated) notes.........................       7,511        15,354         23,536
Class B nonvoting common stock..........................     (21,592)        1,248         (2,592)
Installment notes.......................................      11,742         4,605          5,972
Member indebtedness.....................................      29,502        15,971         14,909
                                                            --------       -------        -------
                                                            $ 39,305       $53,320        $60,140
                                                            ========       =======        =======
Note renewals...........................................    $ 16,379       $27,938        $23,974
                                                            ========       =======        =======


     The $39,305,000 above represents the 1997 patronage dividend less amounts already paid in cash.


     The Company's non-cash financing and investing activities in fiscal year 1996 include a $178,000 acquisition of transportation equipment by entering into capital leases.


     Cash paid for interest during fiscal years 1997, 1996, and 1995 totaled $34,693,000, $28,694,000, and $29,624,000 respectively. Cash paid for income taxes during fiscal years 1997, 1996, and 1995 totaled $1,148,000, $694,000, and $1,012,000, respectively.

10. RETIREMENT PLANS

     The components of net pension cost for the Company administered pension plans consisted of:

                                                                        FOR THE YEARS ENDED
                                                            --------------------------------------------
                                                            DECEMBER 31,    DECEMBER 28,    DECEMBER 30,
                                                                1997            1996            1995
                                                            ------------    ------------    ------------
                                                                          (000'S OMITTED)
Income:
  Actual return on plan assets..........................      $27,243         $13,007         $25,564
  Amortization of excess plan assets....................          835             914             914
                                                              -------         -------         -------
                                                               28,078          13,921          26,478
                                                              -------         -------         -------
Expenses:
  Service cost-benefits earned during the year..........        6,511           4,851           4,152
  Interest on projected benefit obligation..............       10,386           7,623           7,242
  Deferral of excess (deficiency) of actual over
     estimated return on plan assets....................       15,440           4,223          18,021
                                                              -------         -------         -------
                                                               32,337          16,697          29,415
                                                              -------         -------         -------
Net pension cost........................................      $ 4,259         $ 2,776         $ 2,937
                                                              =======         =======         =======

                              TRUSERV CORPORATION

     The discount rate and the rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were respectively, 7.25% and 4.50% in fiscal year 1997, 7.75% and 4.50%, in fiscal year 1996 and 7.25% and 4.50% in fiscal year 1995. These changes in actuarial assumptions did not have a material impact on net pension cost for fiscal year 1997 and the Company does not anticipate that these changes will have a material impact on net pension cost in future years. In fiscal years 1997, 1996 and 1995, the expected long-term rate of return on assets was 9.50%.

     Net periodic pension cost for 1997 includes pension cost for the former employees of SCC subsequent to the Merger. The effect of including these employees was an increase in net periodic pension cost by $1,318,000, an increase in the projected benefit obligation of $73,124,000, and an increase in plan assets of $72,181,000.

     In 1997, the Company settled $6,600,000 of pension obligations resulting in a minimal reduction in pension expense. During 1996, the Company settled $8,520,000 of pension obligations under its amended plan, resulting in a reduction of $798,000 in pension expense for fiscal 1996.

     Plan assets are composed primarily of corporate equity and debt securities. Benefits are based on an employee's age, years of service and the employee's compensation during the last ten years of employment, and are coordinated with Social Security retirement benefits. Trusteed net assets and actuarially computed benefit obligations for the Company administered pension plans are presented below:

                                                              DECEMBER 31,   DECEMBER 28,
                                                                  1997           1996
                                                              ------------   ------------
                                                                    (000'S OMITTED)
Assets:
  Total plan assets at fair value...........................    $198,171       $107,954
                                                                ========       ========
Obligations:
  Accumulated benefit obligations --
     Vested.................................................    $158,534       $ 70,593
     Non-vested.............................................      20,348         13,369
  Effect of projected compensation increases................      10,956         21,015
                                                                --------       --------
  Total projected benefit obligations.......................     189,838        104,977
                                                                --------       --------
Net excess assets (liabilities):
  Unrecognized --
     Unamortized excess assets at original date.............       5,336          6,170
     Net actuarial gain (loss)..............................      17,495          5,702
     Prior service costs....................................      (8,824)        (3,424)
  Recognized accrued pension cost...........................      (5,674)        (5,471)
                                                                --------       --------
  Total net excess assets (liabilities).....................       8,333          2,977
                                                                --------       --------
Total obligations and net excess assets (liabilities).......    $198,171       $107,954
                                                                ========       ========

     The Company also participates in union-sponsored defined contribution plans. Pension costs related to these plans were $654,000, $641,000 and $720,000 for fiscal years 1997, 1996 and 1995, respectively.

     The Company sponsors a defined benefit retirement medical plan for those SCC employees and former employees that meet certain age and service criteria as of the merger dated July 1, 1997. The components of net periodic postretirement benefit costs only consisted of interest cost of $236,100. The plan was frozen effective with the Merger.

                              TRUSERV CORPORATION

     The trusteed net assets and actuarially computed benefit obligations for the Company administered retiree medical plan are listed below:

                                                               DECEMBER 31,
                                                                   1997
                                                               ------------
                                                              (000'S OMITTED)
Accumulated postretirement benefit obligation...............      $(6,646)
Fair value of assets........................................           --
                                                                  -------
Unfunded Status.............................................       (6,646)
Unrecognized net gain.......................................           (7)
                                                                  -------
Accrued postretirement benefit cost.........................      $(6,653)
                                                                  =======

     The discount rate and the medical trend rate used in determining the actuarial present value of the projected benefit obligation were 7.25% and 5.00%, respectively, in fiscal year 1997. The Company does not anticipate that changes in these rates will have a material impact on retiree medical cost in future years.

     A 1% increase in the trend rate for health care costs would have increased the accumulated postretirement benefit obligation by 6.4% and the service and interest costs by 12.5%.

          =========================================================


THIS PROSPECTUS DOES NOT CONTAIN ALL THE INFORMATION SET FORTH IN THE REGISTRATION STATEMENT, AND THE EXHIBITS AND SCHEDULES RELATING THERETO, WHICH THE COMPANY HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WASHINGTON,
D. C. UNDER THE SECURITIES ACT OF 1933 AND TO WHICH REFERENCE IS HEREBY MADE FOR FURTHER INFORMATION WITH RESPECT TO THE COMPANY AND THE SECURITIES OFFERED HEREBY.



                               TABLE OF CONTENTS



                  ITEM                       PAGE
                  ----                       ----
Available Information....................      i
Reports to Security Holders..............      i
Annual Report on Form 10-K...............      i
Incorporation of Documents by
  Reference..............................     ii
Summary..................................      1
Selected Financial Data..................      4
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations.............................      5
Risk Factors.............................      8
Use of Proceeds..........................     10
Plan of Distribution.....................     10
Dividends................................     10
Business of TruServ......................     10
Distribution of Patronage Dividends......     13
Management...............................     16
Description of common stock..............     17
Legal Matters............................     18
Index to Consolidated Financial
  Statements.............................     19



    NO DEALER, SALESMAN, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

          =========================================================
          =========================================================

                              TRUSERV CORPORATION

                                 160,557 SHARES


                              CLASS A COMMON STOCK



                                 $100 PAR VALUE


                            (IN UNITS OF 60 SHARES)


                               ------------------
                                   PROSPECTUS
                               ------------------

                            DATED

          =========================================================

                                    PART II



                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION



     The following are the actual or estimated expenses in connection with the issuance and distribution of the Class A common stock being registered:



Registration Fee............................................    $     0
Printing of Registration Statement and Prospectus...........     15,000
Accounting Fees and Expenses................................     10,000
Legal Fees..................................................     10,000
Fees and Expenses for Qualifying Securities under "Blue Sky"
  Laws of
  Various States............................................     15,000
                                                                -------
Total.......................................................    $50,000
                                                                =======



ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS



     TruServ's Certificate of Incorporation, as amended, provides that TruServ shall indemnify, in accordance with and to the full extent permitted by the Delaware General Corporation Law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of TruServ), by reason of the fact that such person is or was a director, officer, employee or agent of TruServ, or is or was serving at the request of TruServ as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, against any liability or expense actually and reasonably incurred by such person in respect thereof. Such indemnification is not exclusive of any other right of such director, officer, or employee to indemnification provided by law or otherwise.



     Additionally, pursuant to Section 145(a)-(g) of the Delaware General Corporation Law which empowers a corporation to indemnify its directors, officers, employees and agents, on July 23, 1973 the Board of Directors adopted a By-Law (Article XIII, Indemnification of Directors, Officers and Employees--Exhibit 2-A to Registration Statement on Form S-4 (No. 333-18397) and incorporated herein by reference) providing for such indemnification. The following is a summary of the most significant provisions of said By-Law:



     As against third parties, TruServ shall indemnify any director, officer, employee or agent for any expenses (including attorneys' fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred in defending any threatened, pending or completed suit or proceeding, whether civil, criminal, administrative or investigative brought against such person by reason of the fact that he was or is a director, officer, employee or agent, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of TruServ, and with respect to any criminal action or proceeding if he had no reasonable cause to believe his conduct unlawful.



     In any action or suit by or in the right of TruServ, TruServ shall indemnify any director, officer, employee or agent who is or was a party or threatened to be made a party to such threatened, pending or completed action or suit, for expenses (including attorney's fees and amounts paid in settlement) reasonably and actually incurred in connection with the defense or settlement of such suit or action, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of TruServ, except that no indemnification shall be made if such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to TruServ unless and only to the extent that the Court of Chancery of Delaware or the court where the suit was brought finds that in view of all the circumstances of the case, such person is entitled to indemnification.



     Any indemnification, unless ordered by a court, shall be made by TruServ only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the party to be indemnified has met the applicable standard of conduct. Such determination shall be made by the Board of Directors by a majority vote of a quorum, consisting of directors who were not parties of such action, suit or proceeding, or if such a quorum is not obtainable, or even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the stockholders.



     Additionally, the stockholders of TruServ have approved an amendment to the Certificate of Incorporation to eliminate personal liability of directors for monetary damages for breach of fiduciary duty of care. The amendment provides that a director of TruServ shall not be liable to TruServ or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same exists or may hereafter be amended.



     Insofar as indemnification for liabilities arising under the Securities Act of 1933 is concerned, see Item 17 "Undertakings" below.



ITEM 16. EXHIBITS.



    EXHIBIT
    NUMBER                             DESCRIPTION
    -------                            -----------
       2-A     Agreement and Plan of Merger dated as of December 9, 1996
               between the Company and ServiStar Coast to Coast Corporation
               ("SCC"). Incorporated by reference on Exhibit 2-A to
               Registration Statement on Form S-4 (No. 333-18397)
       4-A     Amended and Restated Certificate of Incorporation of the
               Company, effective July 1, 1997. Incorporated by reference
               -- Exhibit 2-A to Registration Statement on Form S-4 (No.
               333-18397).
       4-B     By-laws of the Company, effective July 1, 1997. Incorporated by reference -- Exhibit 2-A to Registration Statement on
               Form S-4 (No. 333-18397).
       4-C     Specimen certificate of Class A common stock. Incorporated by reference--Exhibit 4-A to Registration Statement on Form
               S-2 (No. 2-82836).
       4-D     Specimen certificate of Class B common stock. Incorporated by reference--Exhibit 4-B to Registration Statement on Form
               S-2 (No. 2-82836).
       4-E     Promissory (subordinated) note form effective for the
               year-ending December 31, 1986 and thereafter. Incorporated by reference--Exhibit 4-H to Registration Statement on Form
               S-2 (No. 33-20960).
       4-F     Instalment note form. Incorporated by reference--Exhibit 4-F to Registration Statement on Form S-2 (No. 2-82836).
       4-G     Copy of Note Agreement with Prudential Insurance Company of
               America dated April 13, 1992 securing 8.60% Senior Notes in the principal sum of $50,000,000 with a maturity date of
               April 1, 2007. Incorporated by reference--Exhibit 4-J to
               Post-Effective Amendment No. 2 to Registration Statement on
               Form S-2 (No. 33-39477).
       4-H     Cotter & Company $50,000,000 Private Shelf Agreement with
               Prudential Insurance Company of America dated December 29,
               1995 incorporating amendment on existing Note Agreement with
               Prudential Insurance Company of America dated April 13, 1992 securing 8.60% Senior Notes in the principal sum of
               $50,000,000 with a maturity date of April 1, 2007.
               Incorporated by reference--Exhibit 4-H to Post-Effective
               Amendment No. 5 to Registration Statement on Form S-2 (No.
               33-39477).
       4-I     Trust Indenture between Cotter & Company and First Trust of
               Illinois (formerly Bank of America). Incorporated by
               reference--Exhibit T3C to Cotter & Company Form T-3 (No.
               22-26210).
       4-J     Credit Agreement dated July 1, 1997 for $300,000,000
               Revolving credit between TruServ Corporation, various
               financial institutions, and Bank of America.*
       4-K     Amended and Restated Private Shelf Agreement between TruServ
               Corporation and Prudential Insurance Company of America
               dated November 13, 1997 for $150,000,000.*
       5       Opinion of Arnstein & Lehr.*

    EXHIBIT
    NUMBER                             DESCRIPTION
    -------                            -----------
      10-A     Current Form of Retail Member Agreement with TruServ
               Corporation between the Company and its Members that offer primarily hardware and related items. Incorporated by
               reference--Exhibit 2-A to the Company's Registration
               Statement on Form S-4 (No. 333-18397).
      10-B     Form of Subscription to Shares of TruServ Corporation.*
      10-C     Cotter & Company Defined Lump Sum Pension Plan (As Amended
               and Restated Effective As Of January 1, 1996). Incorporated
               by reference--Exhibit 10-C to Post-Effective Amendment No. 5 to Registration Statement on Form S-2 (No. 33-39477).
      10-D     Cotter & Company Employees' Savings and Compensation
               Deferral Plan (As Amended and Restated Effective April 1,
               1994). Incorporated by reference--Exhibit 10-D to Post-
               Effective Amendment No. 4 to Registration Statement on Form
               S-2 (No. 33-39477).
      10-E     Cotter & Company Supplemental Retirement Plan between Cotter
               & Company and selected executives of the Company (As Amended and Restated January 2, 1996 Effective As Of January 1,
               1996). Incorporated by reference--Exhibit 10-E to
               Post-Effective Amendment No. 5 to Registration Statement on
               Form S-2 (No. 33-39477).
      10-F     Annual Incentive Compensation Program and Long-Term
               Incentive Compensation Program between Cotter & Company and selected executives of the Company. Incorporated by
               reference--filed as Exhibits A and B to Exhibit 10-N to
               Registration Statement on Form S-2 (No. 33-39477).
      10-G     Cotter & Company Long-Term Incentive Compensation Program
               for Executive Management (Amended) dated November 7, 1994.
               Incorporated by reference--Exhibit 10-I to Post-Effective
               Amendment No. 4 to Registration Statement on Form S-2 (No.
               33-39477).
      10-H     Employment Agreement between Cotter & Company and Daniel A.
               Cotter dated October 15, 1984. Incorporated by
               reference--Exhibit 10-N to Post-Effective Amendment No. 2 to
               Registration Statement on Form S-2 (No. 2-82836).
      10-I     Amendment No. 1 to Employment Agreement between Cotter &
               Company and Daniel A. Cotter dated October 15, 1984
               effective January 1, 1991. Incorporated by reference--
               Exhibit 10-N to Registration Statement on Form S-2 (No.
               33-39477).
      10-J     Contract between Daniel T. Burns and the Company.
               Incorporated by reference--Exhibit 10-J to Post-Effective
               No. 5 to Registration Statement in Form S-2 (No. 33-39477).
      10-K     Contract between Kerry J. Kirby and the Company.
               Incorporated by reference--Exhibit 10-K to Post-Effective
               No. 5 to Registration Statement on Form S-2 (No. 33-39477).
      10-L     Retail Conversion Funds Agreement dated as of December 9,
               1996 between the Company and SCC. Incorporated by
               reference--Exhibit 10-L to Registration Statement on Form
               S-4 (No. 333-18397).
      23-A     Consent of Arnstein & Lehr (included in Exhibit 5).*
      23-B     Consent of Ernst & Young LLP (included on page II-7).*



* Filed herewith.

ITEM 17. UNDERTAKINGS.



     The undersigned Registrant hereby undertakes:



          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:



             (i) To include any Prospectus required by section 10(a)(3) of the Securities Act of 1933;



             (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.



             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.



          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.



     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions described in Item 15, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-2 AND HAS DULY CAUSED THIS POST-EFFECTIVE AMENDMENT NO. 5 ON FORM S-2 TO REGISTRATION STATEMENT ON FORM S-4 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CHICAGO, STATE OF ILLINOIS, ON THE 30TH DAY OF MARCH, 1998.



                                          TRUSERV CORPORATION



                                          By:        /s/ DANIEL A. COTTER


                                            ------------------------------------

                                                      Daniel A. Cotter


                                            Chief Executive Officer, Chairman of
                                                    the Board and Director



                               POWER OF ATTORNEY



     KNOW ALL MEN BY THESE PRESENTS, THAT EACH PERSON WHOSE SIGNATURE APPEARS BELOW, CONSTITUTES AND APPOINTS DANIEL A. COTTER, KERRY J. KIRBY AND DANIEL T. BURNS, JOINTLY AND SEVERALLY, ATTORNEYS-IN-FACT AND AGENTS, EACH WITH FULL POWERS OF SUBSTITUTION, FOR HIM OR HER IN ANY AND ALL CAPACITIES TO SIGN ANY AND ALL AMENDMENTS (INCLUDING POST-EFFECTIVE AMENDMENTS) TO THIS REGISTRATION STATEMENT, AND TO FILE THE SAME, AND ALL EXHIBITS THERETO, AND OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION, HEREBY SATISFYING AND CONFIRMING ALL THAT EACH OF SAID ATTORNEYS-IN-FACT AND AGENTS, OR HIS OR THEIR SUBSTITUTE OR SUBSTITUTES, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.



     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THIS ANNUAL REPORT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS ON BEHALF OF THE REGISTRANT AND IN THE CAPACITIES AND ON THE DATES INDICATED.



                      SIGNATURE                                      TITLE                      DATE
                      ---------                                      -----                      ----

                /s/ DANIEL A. COTTER                     Chairman of the Board,            March 30, 1998
-----------------------------------------------------      Chief Executive Officer and
                  Daniel A. Cotter                         Director

                  /s/ PAUL E. PENTZ                      President, Chief Operating        March 30, 1998
-----------------------------------------------------      Officer and Director
                    Paul E. Pentz

                 /s/ KERRY J. KIRBY                      Executive Vice President and      March 30, 1998
-----------------------------------------------------      Chief Financial Officer
                   Kerry J. Kirby

                 /s/ PETER G. KELLY                      Vice Chairman of the Board and    March 30, 1998
-----------------------------------------------------      Director
                   Peter G. Kelly

                /s/ ROBERT J. LADNER                     Vice Chairman of the Board and    March 30, 1998
-----------------------------------------------------      Director
                  Robert J. Ladner

                  /s/ JOE W. BLAGG                       Director                          March 30, 1998
-----------------------------------------------------
                    Joe W. Blagg

            /s/ WILLIAM M. CLAYPOOL, III                 Director                          March 30, 1998
-----------------------------------------------------
              William M. Claypool, III

                 /s/ JAY B. FEINSOD                      Director                          March 30, 1998
-----------------------------------------------------
                   Jay B. Feinsod

                      SIGNATURE                                      TITLE                      DATE
                      ---------                                      -----                      ----

                /s/ DAVID W. GUTHRIE                                Director               March 30, 1998
-----------------------------------------------------
                  David W. Guthrie

              /s/ WILLIAM M. HALTERMAN                              Director               March 30, 1998
-----------------------------------------------------
                William M. Halterman

                 /s/ WILLIAM H. HOOD                                Director               March 30, 1998
-----------------------------------------------------
                   William H. Hood

               /s/ JAMES D. HOWENSTEIN                              Director               March 30, 1998
-----------------------------------------------------
                  James Howenstein

               /s/ JERRALD T. KABELIN                               Director               March 30, 1998
-----------------------------------------------------
                 Jerrald T. Kabelin

                /s/ GEORGE V. SHEFFER                               Director               March 30, 1998
-----------------------------------------------------
                  George V. Sheffer

                /s/ DENNIS A. SWANSON                               Director               March 30, 1998
-----------------------------------------------------
                  Dennis A. Swanson

                /s/ JOHN B. WAKE, JR.                               Director               March 30, 1998
-----------------------------------------------------
                  John B. Wake, Jr.

                /s/ JOHN M. WEST, JR.                               Director               March 30, 1998
-----------------------------------------------------
                  John M. West, Jr.

              /s/ BARBARA B. WILKERSON                              Director               March 30, 1998
-----------------------------------------------------
                Barbara B. Wilkerson

                        CONSENT OF INDEPENDENT AUDITORS



     We consent to the use of our report dated February 23, 1998, in Post-Effective Amendment No. 5 on Form S-2 to Registration Statement on Form S-4 (File No. 333-18397) and related Prospectus of TruServ Corporation (Cotter & Company prior to July 1, 1997) for the registration of 160,557 shares of Class A common stock. We also consent to the incorporation by reference therein of our report dated February 23, 1998 with respect to the consolidated financial statements of TruServ Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.



                                          ERNST & YOUNG LLP



Chicago, Illinois


March 30, 1998

                            INDEX TO EXHIBITS FILED


         TO POST EFFECTIVE AMENDMENT NO. 5 TO REGISTRATION STATEMENT ON


                        FORM S-4 OF TRUSERV CORPORATION



EXHIBIT
NUMBER                              EXHIBIT
-------                             -------
 5        Consent of Arnstein & Lehr.
23-B      Consent of Ernst & Young LLP (included on page II-7).



     Exhibits incorporated by reference are listed on Pages II-2 and II-3 of Post-Effective Amendment No. 5 to this Registration Statement on Form S-4 of TruServ Corporation.



     Supplemental Information to be Furnished with Reports Filed Pursuant to
Section 15(d) of the Act by Registrants which have not Registered Securities Pursuant to Section 12 of the Act.



     As of the date of the foregoing Report, no annual report for the Registrant's year ended December 31, 1997 has been sent to security holders. Copies of such Annual Report and proxy soliciting materials will subsequently be sent to security holders and furnished to the Securities and Exchange Commission.